UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2009
Annual General Meeting
of Members and
Proxy Statement

       White Mountains Insurance Group, Ltd. (the "Company," "Registrant" or "WTM") is an exempted Bermuda limited liability company whose principal businesses are conducted through its property and casualty insurance and reinsurance subsidiaries and affiliates. Within this proxy statement, the term "White Mountains" is used to refer to one or more entities within the consolidated organization, as the context requires.

       White Mountains' property and casualty insurance and reinsurance operations principally include: (1) OneBeacon Insurance Group, Ltd. ("OneBeacon" or "OB"), a 75%-owned Bermuda-based company which, through its U.S.-based subsidiaries, offers a wide range of specialty, commercial and personal insurance products and services sold primarily through select independent agents and brokers; (2) White Mountains Re Ltd. ("White Mountains Re" or "WMRe"), a wholly-owned Bermuda-based company which, through its principal reinsurance subsidiaries, White Mountains Reinsurance Company of America, Sirius International Insurance Corporation ("WMRe Sirius") and White Mountains Re Bermuda Ltd. ("WMRe BDA"), offers reinsurance capacity for property, liability, accident & health, agriculture, aviation and space, and certain other exposures on a worldwide basis, and; (3) Esurance Holdings, Inc. and Answer Financial, Inc. (collectively "Esurance"), which sell personal auto insurance directly to customers online and through select online agents. White Mountains' invested assets are managed by White Mountains Advisors LLC ("WM Advisors"), the Company's wholly-owned investment management subsidiary.

       The 2009 Annual General Meeting will be confined to a Member vote on the proposals set forth in this Proxy Statement and on such other matters properly brought before the meeting.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

NOTICE OF 2009 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD JUNE 4, 2009

April 6, 2009

       Notice is hereby given that the 2009 Annual General Meeting of Members of White Mountains Insurance Group, Ltd. will be held on Thursday, June 4, 2009 at 12:00 noon Atlantic Time at the Fairmont Hamilton Princess Hotel, Hamilton, Bermuda. At this meeting you will be asked to consider and vote upon the following proposals:

  1)
  to elect four of the Company's directors to Class III with a term ending in 2012;

  2)
  to elect the Board of Directors of Sirius International Insurance Corporation, a wholly-owned reinsurance company organised under the laws of Sweden;

  3)
  to elect the Board of Directors of Scandinavian Reinsurance Company Ltd. ("Scandinavian Re"), a wholly-owned reinsurance company organised under the laws of Bermuda;

  4)
  to elect the Board of Directors of White Mountains Re Bermuda Ltd., a wholly-owned reinsurance company organised under the laws of Bermuda;

  5)
  to elect the Board of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. ("WM Life Re"), a wholly-owned reinsurance company organised under the laws of Bermuda;

  6)
  to elect the Board of Directors of Galileo Weather Risk Management Ltd. ("Galileo "), a wholly-owned reinsurance company organised under the laws of Bermuda;

  7)
  to elect the Board of Directors of any new non-United States operating subsidiary, as designated by the Company's Board of Directors; and

  8)
  to approve the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's Independent Registered Public Accounting Firm for 2009.

       The Company's audited financial statements for the year ended December 31, 2008, as approved by the Company's Board of Directors, will be presented at this Annual General Meeting.

       Members of record of common shares on the record date, Monday, April 6, 2009, (1) who are individuals, may attend and vote at the meeting in person or by proxy or (2) that are corporations or other entities, may have their duly authorised representative attend and vote at the meeting in person or by proxy. A list of all Members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 17, 2009 at the Company's registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

       All Members are invited to attend this meeting.

By Order of the Board of Directors,
Jennifer L. Pitts Corporate Secretary

       Members are invited to complete and sign the accompanying proxy card to be returned to White Mountains Insurance Group, Ltd., c/o Computershare, P.O. Box 8069, Edison, New Jersey, 08818-8069, in the envelope provided, whether or not they expect to attend the meeting. Members may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

PROXY STATEMENT

       This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors (the "Board") for the 2009 Annual General Meeting of Members (the "2009 Annual Meeting"), to be held on Thursday, June 4, 2009 at the Fairmont Hamilton Princess Hotel, Hamilton, Bermuda. The solicitation of proxies will be made primarily by mail, and the Proxy Statement and related proxy materials will be distributed to registered Members on or about April 17, 2009.

       Holders of the Company's common shares ("Members"), par value $1.00 per share, as of the close of business on Monday, April 6, 2009, the record date, are entitled to vote at the meeting.

       You can ensure that your common shares are properly voted at the meeting by completing, signing, dating, and returning the enclosed proxy card in the envelope provided. Members may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card. A Member has the right to appoint another person (who need not be a Member) to represent the Member at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election (see page 41). Every Member entitled to vote has the right to do so either in person or by one or more persons authorised by a written proxy executed by such Member and filed with the Corporate Secretary. Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

       Sending in a signed proxy will not affect your right to attend the meeting and vote. If a Member attends the meeting and votes in person, his or her signed proxy is considered revoked.

PROPOSAL 1 - ELECTION OF THE COMPANY'S DIRECTORS

THE BOARD OF DIRECTORS

       The Board is divided into three classes (each a "Class"). Each Class serves a three-year term.

       At the 2009 Annual General Meeting, Messrs. Clark, Cochran, Frinquelli and Waters are nominated to be elected to Class III with a term ending in 2012.

       The Board recommends a vote FOR Proposal 1 which calls for the election of the 2009 nominees.

       The current members of the Board and terms of each Class are set forth below:

Director	Age	Director since

Class I - Term ending in 2010
Bruce R. Berkowitz	50	2004
Morgan W. Davis	58	2006
Edith E. Holiday	57	2004
Lowndes A. Smith	69	2003

Class II - Term ending in 2011
Raymond Barrette, Chairman	58	2006
Yves Brouillette	57	2007
George J. Gillespie, III	78	1986
John D. Gillespie	50	1999

Class III - Term ending 2009*
Howard L. Clark, Jr.	65	1986
Robert P. Cochran	59	1994
A. Michael Frinquelli	67	2005
Allan L. Waters	51	2005

      *
      Nominated to be elected at the 2009 Annual Meeting to Class III with a term ending in 2012.

       All four of the nominees for election at the 2009 Annual Meeting, Messrs. Clark, Cochran, Frinquelli and Waters, were previously elected by Members.

       The following information presents the principal occupation, business experience, recent business activities involving White Mountains and other affiliations of the current directors:

Class III - Term Ending in 2009 (up for re-election)

       Howard L. Clark, Jr. was a director of the Company from 1986 to 1990, an advisor to the Board from 1990 to 1993, and was re-elected as a director in 1993. Mr. Clark has served as Vice Chairman at Barclays Capital, Inc. ("Barclays") since 2008. Prior to joining Barclays, Mr. Clark was Vice Chairman of Lehman Brothers, Inc. ("Lehman") from 1993 until 2008, and Chairman and CEO of Shearson Lehman Brothers Holdings Inc. from 1990 to 1993. Previously, Mr. Clark was Executive Vice President and Chief Financial Officer of the American Express Company. He is also a director of United Rentals, Inc., Walter Industries, Inc. and Mueller Water Products, Inc. See "Transactions With Related Persons, Promoters and Certain Control Persons."

       Robert P. Cochran has been a director of the Company since 1994 and serves as its Deputy Chairman. Mr. Cochran is a founding principal of Financial Security Assurance Holdings, Ltd. ("FSA") and has served as FSA's CEO since 1990 and as its Chairman and CEO since 1997. He is also Chairman of Financial Security Assurance Inc. and Financial Security Assurance (U.K.) Ltd.

       A. Michael Frinquelli has been a director of the Company since June 2005. Mr. Frinquelli is co-founder and Manager of Renaissance Fund Advisors, Inc. Until 2004, Mr. Frinquelli was a general partner of Renaissance Executive Partners, which he co-founded in April 1997. Prior to that, he was a managing director at Merrill Lynch and a managing director at Salomon Brothers.

       Allan L. Waters was appointed President and CEO of White Mountains Re in March 2007. He served as a director of the Company from 2003 to 2004 and was re-elected a director in November 2005. Mr. Waters was the founder and Managing Member of Mulherrin Capital Advisors, LLC, which he managed from 1998 to 2007. Mr. Waters formerly served as Senior Vice President and Chief Financial Officer of the Company from 1993 to 1997, as Vice President and Controller from 1990 to 1993, as Vice President of Finance from 1987 to 1990 and as Assistant Vice President of Finance from 1985 to 1987. See "Transactions With Related Persons, Promoters and Certain Control Persons."

Class I - Term Ending in 2010

       Bruce R. Berkowitz has been a director of the Company since 2004. Mr. Berkowitz is the Founder and Managing Member of Fairholme Capital Management, LLC ("Fairholme"), a registered investment adviser, and is a Director of Fairholme Funds, Inc. Prior to founding Fairholme in 1997, Mr. Berkowitz was a Managing Director of Smith Barney, Inc. and a Senior Portfolio Manager at Lehman Brothers Holdings, Inc. Mr. Berkowitz also serves as a Director of AmeriCredit Corp. and TAL International Group, Inc.

       Morgan W. Davis was appointed as a director in November 2006. Mr. Davis serves as the Chairman of Answer Financial, Inc. ("AFI"), a wholly-owned subsidiary of the Company. Mr. Davis was formerly a Managing Director of OneBeacon from 2001 to 2005 and served in a variety of capacities for White Mountains from 1994 to 2001. Prior to joining the Company in 1994, Mr. Davis had 21 years of experience in the insurance business, mostly at Fireman's Fund Insurance Company and INA/Cigna. Mr. Davis also serves as a director of OneBeacon, Esurance, Answer Financial, Inc. and Montpelier Re Holdings, Ltd. See "Transactions With Related Persons, Promoters and Certain Control Persons."

       Edith E. Holiday has been a director of the Company since 2004. Ms. Holiday formerly served as Operating Trustee for TWE Holdings I and II Trusts from 2002 to 2007. From 1990 to 1993 Ms. Holiday served as Assistant to the President of the United States and Secretary of the Cabinet and from 1989 to 1990 she was General Counsel to the United States Treasury Department. She is also a director of Hess Corporation, Canadian National Railway Company, H. J. Heinz Company and RTI International Metals, Inc. and is a director or trustee of 42 investment companies in the Franklin Templeton Group of Mutual Funds.

       Lowndes A. Smith has been a director of the Company since 2003. Mr. Smith serves as Managing Partner of Whittington Gray Associates. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc., ("The Hartford") and President and CEO of Hartford Life Insurance Company. He joined The Hartford in 1968. Mr. Smith also serves as Chairman of OneBeacon and is a director of 85 investment companies in the mutual funds of The Hartford.

Class II - Term Ending in 2011

       Raymond Barrette has served as Chairman and CEO of the Company since January 2007 and has been a director since August 2006. He previously served as a director of the Company from 2000 to 2005, as President and CEO of the Company from 2003 to 2005, as CEO of OneBeacon from 2001 to 2002, as President of the Company from 2000 to 2001 and as Executive Vice President and Chief Financial Officer of the Company from 1997 to 2000. Prior to joining the Company in 1997, Mr. Barrette had 23 years of experience in the insurance business, mostly at Fireman's Fund Insurance Company. Mr. Barrette is also Chairman of White Mountains Re and Esurance and a director of OneBeacon. See "Transactions With Related Persons, Promoters and Certain Control Persons."

       Yves Brouillette was appointed to the Board in August 2007. He has been the President of Beluca Investment, Inc. since 2005. Previously, Mr. Brouillette served in many leadership positions at ING companies including most recently as the CEO for ING Latin America operations in Mexico, Brazil, Chile and Peru from 2002 to 2005. Mr. Brouillette is a Director of ING Canada and was Chairman of the Board from 2003 to 2007. He joined ING in 1989. Mr. Brouillette has over 30 years experience in the property and casualty insurance industry.

       George J. Gillespie, III has been a director of the Company since 1986 and served as the Company's Chairman from 2003 to May 2006. Mr. Gillespie serves as Special Counsel to the law firm of Cravath, Swaine & Moore LLP ("CS&M") and was a partner of CS&M from 1963 to 2005. Mr. Gillespie's son, John Gillespie, is also a director of the Company. See "Transactions With Related Persons, Promoters and Certain Control Persons."

       John D. Gillespie has been a director of the Company since 1999. Mr. Gillespie is the founder and Managing Member of Prospector Partners, LLC ("Prospector") and the Chairman and President of Prospector Funds, Inc. Mr. Gillespie served as Chairman and President of WM Advisors from 2003 to 2005 and as a Managing Director of OneBeacon from 2001 to 2003. Prior to forming Prospector, Mr. Gillespie was President of the T. Rowe Price Growth Stock Fund and the New Age Media Fund, Inc. Mr. Gillespie's father, George J. Gillespie, III, is also a director of the Company. See "Transactions With Related Persons, Promoters and Certain Control Persons."

CORPORATE GOVERNANCE

       Corporate governance is the system by which companies are directed and controlled and involves the distribution of rights and responsibilities among the Board, management and the Company's Members. The Company has established Corporate Governance Guidelines that spell out its overall approach towards corporate governance.

       The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to, and on behalf of, the Company. No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2008.

       The Company's Corporate Governance Guidelines and Code of Business Conduct are available at www.whitemountains.com. These documents are available in print, free of charge, to any Member upon request.

The Board

       The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management. The primary responsibility of the Board is to oversee and review management's performance of these functions in order to advance the long-term interests of the Company and its Members.

       In fulfilling this responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company and its Members. Directors are entitled to rely on the honesty and integrity of senior management and the Company's outside advisors and auditors. However, it is the Board's responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

       At each meeting of the Board, non-management directors meet in separate executive session without Company management present. Mr. Cochran, the Deputy Chairman of the Board, presides over these meetings. On the two occasions of Mr. Cochran's absence during these sessions in 2008, Mr. Smith presided in his place.

Director Independence

       The Board has determined that a majority of the Company's current directors are independent, as defined in Section 303A of the New York Stock Exchange ("NYSE") Listed Company Manual. Those directors determined to be independent are Messrs. Berkowitz, Brouillette, Clark, Cochran, Frinquelli, Smith and Ms. Holiday. For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company) or has only immaterial relationships with the Company. The Company does not apply categorical standards as a basis for determining director independence. Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

       The Board notes no relationships (other than being directors or shareholders) with Messrs. Berkowitz, Brouillette, Cochran, Frinquelli, Smith or Ms. Holiday. The Board notes a relationship with Mr. Clark, as disclosed herein under "Transactions with Related Persons, Promoters and Certain Control Persons", that it concluded is immaterial and does not impair his independence. In making its independence determinations, the Board considers all such relationships in light of NYSE standards as well as the attributes it believes should be possessed by independent-minded directors. Those attributes include the relative impact of the transactions to the director's personal finances, the perceived degree of dependence by the director or the Company upon the relationship or transactions continuing in the future and whether the transactions were on terms that were reasonable and competitive. The Board concluded that Mr. Clark's relationship does not impair his independence.

Board Meetings and Committees; Annual Meeting Attendance

       During 2008, the following meetings of the Board were held: five meetings of the full Board, nine meetings of the Audit Committee, six meetings of the Compensation Committee, two meetings of the Nominating and Governance Committee, and one meeting of the Executive Committee. During 2008, each director attended more than 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she has been a director); and (2) the total number of meetings held by all committees of the Board on which he or she served.

       Directors are encouraged, but are not required, to attend annual meetings. All of the Company's directors were in attendance at the 2008 Annual General Meeting, which was held on May 29, 2008.

Committees of the Board

Nominating and Governance Committee

       The primary purposes of the Nominating and Governance Committee are to: (1) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board; (2) make recommendations to the Board concerning committee appointments; (3) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters and (4) oversee the evaluation of the Board and management.

       The Nominating and Governance Committee is currently comprised of Messrs. Clark (as Chairman), Brouillette, Cochran and Frinquelli. The Board has determined that each current member of the Nominating and Governance Committee satisfies applicable NYSE requirements.

       The Nominating and Governance Committee Charter, which outlines the duties and responsibilities of the Nominating and Governance Committee, is available at www.whitemountains.com. The Nominating and Governance Committee Charter is available in print, free of charge, to any Member upon request.

General Criteria and Process for Selection of Director Candidates.  In identifying and evaluating director candidates, the Nominating and Governance Committee does not set specific criteria for directors. Under its charter, the Committee is responsible for determining desired Board skills and attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company's business or industry and ownership interest in the Company. Directors must be willing to devote adequate time and effort to Board responsibilities. As set forth in the Company's Corporate Governance Guidelines and its Charter, the Committee is responsible for recommending director candidates to the Board.

Consideration of Director Candidates Nominated by Members.  The Company has not adopted a specific policy regarding consideration of director candidates from Members. Members who wish to recommend candidates for consideration by the Committee may submit their nominations in writing to the Corporate Secretary at the address provided in this Proxy Statement. The Committee may consider such Member recommendations when it evaluates and recommends candidates to the Board for submission to Members at each annual general meeting. In addition, Members may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-laws as described below.

Procedures for Nominating Director Candidates.  Member proposals will be eligible for consideration for inclusion in the proxy statement and proxy relating to the Company's 2010 Annual Meeting of Members pursuant to Rule 14a-8 promulgated under the Exchange Act if all applicable requirements of Rule 14a-8 are satisfied and such proposals are received timely by the Corporate Secretary as outlined below.

       Under the Company's Bye-laws, nominations for the election of directors may be made by the Board or by any Member entitled to vote for the election of directors (a "Qualified Member"). A Qualified Member may nominate persons for election as directors only if written notice of such Qualified Member's intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Members, whichever date is earlier, and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Qualified Members. Each such notice shall set forth: (a) the name and address of the Qualified Member who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Qualified Member is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Qualified Member and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Member; (d) such other information regarding each candidate proposed by such Qualified Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission (the "SEC") had each such candidate been nominated, or intended to be nominated, by the Board; and (e) the consent of each such candidate to serve as a director of the Company if so elected.

Audit Committee

       The primary purposes of the Audit Committee are to: (1) assist Board oversight of: the integrity of the Company's financial statements; the qualifications and independence of the independent auditors; the performance of the internal audit function and the independent auditors; and the Company's compliance with legal and regulatory requirements; (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; (3) approve certain related or affiliated person transactions and review disclosures thereof, and (4) prepare the Audit Committee Report (which appears on page 35).

       The Audit Committee is comprised of Messrs. Smith (as Chairman), Berkowitz, and Frinquelli and Ms. Holiday. The Board has determined that, of the persons on the Audit Committee, at a minimum Mr. Smith meets the requirements of being an Audit Committee Financial Expert as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has also determined that each current member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the SEC.

       The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.whitemountains.com. The Audit Committee Charter is available in print, free of charge, to any Member upon request.

Compensation Committee

       The primary purposes of the Compensation Committee are to: (1) review and make recommendations on director compensation; (2) discharge the Board's responsibilities relating to the compensation of executives; (3) oversee the administration of the Company's compensation plans, (and, to the extent the Compensation Committee deems appropriate, the plans of the Company's major subsidiaries), in particular the incentive compensation and equity-based plans and (4) review and discuss the Compensation Discussion and Analysis with management and prepare the Compensation Committee Report (which appears on page 22).

       The Compensation Committee is currently comprised of Messrs. Cochran (as Chairman), Berkowitz, Frinquelli and Smith. The Board has determined that each current member of the Compensation Committee satisfies applicable NYSE requirements.

       The Compensation Committee Charter, which outlines the duties and responsibilities of the Compensation Committee, is available at www.whitemountains.com. The Compensation Committee Charter is available in print, free of charge, to any Member upon request.

Compensation Committee Interlocks and Insider Participation

       No member of the Compensation Committee has served as an officer or employee of White Mountains.

Finance Committee

       The Finance Committee was reestablished in February of this year. The primary purposes of the Finance Committee are to: (1) review the Company's (including OneBeacon's) investment policy and investment guidelines, (2) review the Company's (including OneBeacon's) investment performance and asset allocation on a regular basis, and (3) monitor the capital, debt, and corporate structure of the Company (including OneBeacon) and, in coordination with the Audit Committee, review the adequacy of risk management. The Finance Committee is currently comprised of Messrs. Berkowitz (as Chairman), Barrette, Brouillette, Frinquelli and John Gillespie.

Shareholder Communications

       Members, employees and others interested in communicating directly with the Board, any of the Board's Committees or any individual member of the Board should write to the addressee, c/o the Corporate Secretary, at the address presented under "Available Information" (which appears on page 41).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Members

       As of March 31, 2009, there were 8,854,086 common shares outstanding. Members of record of common shares shall be entitled to one vote per common share, provided that if, and so long as, the votes conferred by "Controlled" common shares (as defined below) of any person constitute ten percent (10%) or more of the votes conferred by the outstanding common shares of the Company, each outstanding common share comprised in such Controlled common shares shall confer only a fraction of a vote that would otherwise be applicable according to the following formula:

[(T divided by 10)-1] divided by C

       Where: "T" is the aggregate number of votes conferred by all the outstanding common shares; and "C" is the number of votes conferred by the Controlled common shares of such person.

       "Controlled" common shares in reference to any person means:

      (1)
      all common shares directly, indirectly, or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States; and

      (2)
      all common shares directly, indirectly, or constructively owned by any person or "group" of persons within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a) any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b) any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

       The limitations set forth above do not apply to any Member which is a "Byrne Entity" (as defined below) for any matter submitted to the vote of Members, except with respect to the election of directors. "Byrne Entity" means Mr. Byrne and any foundation or trust established by any associate or affiliate of him (or any group of which he is a part), as defined under Section 13(d) of the Exchange Act.

       If, as a result of giving effect to the foregoing provisions or otherwise, the votes conferred by the Controlled common shares of any person would otherwise represent 10% or more of the votes conferred by all the outstanding common shares, the votes conferred by the Controlled common shares of such person shall be reduced in accordance with the foregoing provisions. Such process shall be repeated until the votes conferred by the Controlled common shares of each person represent less than 10% of the votes conferred by all common shares.

 Security Ownership of Certain Beneficial Owners

       To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of March 31, 2009, except as shown below.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class

Franklin Mutual Advisers, LLC 101 JFK Parkway, Short Hills, NJ 07078 (a)	2,055,277		23.2%
Raymond Barrette 80 South Main Street, Hanover, NH 03755 (b)	891,937	(b)	10.0%
Jack Byrne P.O. Box 599, Etna, NH 03750 (c)	742,314	(c)	8.4%

  (a)
  Franklin Mutual Advisers, LLC ("Franklin") has advised the Company that the common shares it is reported to beneficially own were acquired for investment purposes on behalf of client investment advisory accounts.

  (b)
  Includes 705,612 common shares over which Mr. Barrette has voting power and Mr. Byrne has dispositive power. See note (c) below.

  (c)
  Mr. Byrne has, or shares with his spouse, dispositive power over a total of 742,314 common shares of which 36,702 common shares are owned by trusts and charitable foundations in which Mr. Byrne has no pecuniary interest.

 Security Ownership of Management

       The following table sets forth, as of March 31, 2009, beneficial ownership of common shares by each director, the Named Executive Officers (as defined on page 23) and all other executive officers as a group:

	Amount of Ownership
Name of Beneficial Owner	Beneficially (a)		Economically (b)

Raymond Barrette	891,937	(c)	306,011
Bruce R. Berkowitz	7,274	(d)	7,274
Yves Brouillette	1,535		1,535
Howard L. Clark, Jr.	1,000		1,203
Robert P. Cochran	25,200		25,200
Morgan W. Davis	24,232		24,232
David T. Foy	12,026		35,026
A. Michael Frinquelli	500		703
George J. Gillespie, III	1,200		1,200
John D. Gillespie	51,890	(e)	51,890	(e)
Edith E. Holiday	402		402
T. Michael Miller	5		5
Lowndes A. Smith	1,202		1,202
Gary C. Tolman	2,009		5,030
Allan L. Waters	5,092	(f)	14,517
All directors, Named Executive Officers and all other executive officers as a group (20 persons)	1,047,847		544,680

(a)
The common shares shown as beneficially owned by (1) Mr. Barrette and (2) all directors, Named Executive Officers and all other executive officers as a group represent 10.0% and 11.7% of the total common shares outstanding at March 31, 2009, respectively. No other director or executive officer beneficially owned 1% or more of the total common shares outstanding at that date. Beneficial ownership has been determined in accordance with Rule 13d-3(d)(1) of the Exchange Act. To the Company's knowledge, no common shares shown as beneficially owned above have been pledged as security.

(b)
Common shares shown as economically owned (1) include common shares beneficially owned, target unearned performance share and phantom performance share awards, unvested stock option awards and deferred compensation phantom share balances and (2) exclude, in the case of Mr. Barrette, common shares in which he has no pecuniary interest.

(c)
Mr. Barrette has, or shares with his spouse, dispositive power over a total of 70,325 common shares of which 314 common shares are owned by a charitable organization in which Mr. Barrette has no pecuniary interest. Mr. Barrette has, or shares with his spouse, voting power over a total of 891,937 common shares consisting of: (1) the 70,325 common shares described above, (2) 705,612 common shares for which full proxy to vote was granted to Mr. Barrette in January 2007 by Mr. Byrne - see "Security Ownership of Certain Beneficial Owners", (3) 36,000 unvested restricted shares granted to Mr. Barrette by the Company in January 2007, and (4) 80,000 vested but unexercised stock options.

(d)
Includes 7,074 common shares owned by East Lane, LLC Mr. Berkowitz is the Managing Member of East Lane, LLC.

(e)
Includes 50,000 common shares owned by various funds of Prospector in which Mr. Gillespie is either general manager or investment manager; Mr. Gillespie's pecuniary interest in such shares is limited to his economic interests in the Prospector funds.

(f)
Includes 120 common shares held in trusts for the benefit of Mr. Waters' minor children that are voted and controlled by a third party. Mr. Waters has no pecuniary interest in such common shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy

       Our executive compensation policies are designed with one primary goal in mind, maximization of shareholder value over long periods of time. We believe that this goal is best pursued by utilizing a pay-for-performance program that closely aligns the financial interests of management with those of our shareholders. We accomplish this by emphasizing highly variable long-term compensation that is contingent upon performance over a number of years rather than entitlements (such as base salary, pensions and employee benefits). To that end, the Compensation Committee has established base salaries and target annual bonuses for our executives that tend to be lower than those paid by comparable property and casualty insurers and reinsurers, while granting the bulk of an executive's target compensation as long-term incentive compensation.

       We design our long-term incentive compensation programs to share with management in the aggregate an average of roughly 15% of the gross value added above a risk-free return on our shareholders' equity. This sharing percentage includes the stand-alone long-term incentive plans of our major operating subsidiaries. We have utilized this targeted sharing percentage for many years. We take this approach because producing a rate of return equal to a risk-free rate does not add value to the heavy capital owners put in the business–our shareholders would be better off putting their money in the bank and avoiding entirely the risk of owning a portion of a business. We share 15% because we compete for talent and investment opportunities where such sharing is common.

       In the case of our Chairman & CEO, Mr. Barrette, to induce him to re-join the Company and to incent him as an owner, in January 2007 he was granted a package of 200,000 escalating strike price options and 35,000 restricted shares, each of which vests in annual installments over five years. Mr. Barrette also received a tranche of 15,000 restricted shares that are structured to vest in the event of a change in control prior to January 20, 2012. These grants were intended to be the only equity grants made to Mr. Barrette over the seven years following his January 2007 election as Chairman & CEO.

       Other than in the case of Mr. Barrette's inducement grant, we have generally structured our long-term incentive compensation as performance shares or performance units, with occasional grants of restricted shares. At our parent company, long-term incentive compensation is typically in the form of WTM performance shares. Performance shares reward company-wide performance. The number of WTM common shares earned from a grant of performance shares, which can be from 0x to 2x the target number granted, is tied to our after-tax annual growth in intrinsic business value per share (as defined by the Compensation Committee) over the performance cycle. Performance shares and performance units are typically granted annually, and performance is tied to a three-year period.

       Since OneBeacon's initial public offering (the "OB IPO") in November 2006, its long-term compensation had been structured primarily in the form of OneBeacon performance shares. Beginning with the 2009-2011 performance cycle, OneBeacon's long-term incentives were re-designed with the CEO and CFO receiving half in the form of performance units that are tied to underwriting performance and half in OneBeacon performance shares. Other OneBeacon executives receive a greater proportion or all of their long-term incentives in performance units. OneBeacon performance shares reward OneBeacon's overall performance. The number of OneBeacon common shares earned from a performance share grant, which can be from 0x to 2x the target number granted, is tied to OneBeacon's after-tax annual growth in intrinsic business value per share as defined by the OneBeacon Committee (as defined below) over the performance cycle.

       At our major non-public operating subsidiaries, White Mountains Re and Esurance, long-term incentive compensation is typically in the form of performance units. Performance units reward the performance of the particular operating group. The number of units earned at the end of the performance cycle is tied to those elements of performance for which the operating group's management has primary responsibility. As an example, because the parent company keeps responsibility for investing the assets of our non-public operating subsidiaries, in calculating performance the operating subsidiaries are credited with a "standard" return on their investible assets.

       At White Mountains Re, the number of units earned can be from 0x to 2x the target number granted. At Esurance, the number of performance units that are earned is calculated such that 10% of the value added over the risk-free hurdle is shared with Esurance management (assuming no forfeitures). In addition, for the most senior non-public operating group executives, including our Named Executive Officers at our wholly owned operating companies, in order to better align their interests with those of our shareholders, we typically denominate a portion of their long-term incentives in WTM performance shares.

       Generally, we have set the performance target for a 100% payout of WTM performance shares at 700 basis points above the risk-free rate, a level consistent with the risk premium that the market has demanded for investing in equities over long periods of time. To establish the risk-free rate, the Compensation Committee typically looks to the yield on the 10-year treasury at the beginning of the performance cycle. In general, no shares are earned if annual growth in intrinsic business value per share is less than the risk-free rate and 200% are earned if performance is 1,400 basis points above the risk-free rate. We use linear interpolation to determine the payout percentage for results in between.

       In order to test our beliefs about the variable nature of our plans, from time to time the Compensation Committee has had management review the public disclosure of other property and casualty insurers and reinsurers about their compensation practices and assess the variability of their compensation programs based on differing levels of performance (annual growth in book value and market price of 6%, 13% and 20%). The results of these reviews have supported the Compensation Committee's view that our compensation programs are more variable than most other insurers and reinsurers, have fewer fixed elements of compensation and perquisites and do not lead to sizable rewards for poor performance as can happen with long-term options granted with a fixed exercise price equal to the market price on the date of grant.

       Under our performance share system, at any given time an executive typically has three overlapping performance cycles running. This approach avoids cliffs that could foster a short-term outlook and also serves as an effective retention tool. Based on the Company's poor performance, in 2008 no WTM performance shares were earned for the 2006-2008 cycle, and the 2007-2009 and 2008-2010 WTM performance share cycles are also unlikely to have any payout under most reasonable scenarios. To reflect the loss of retention incentives for key employees, at its February 2009 meeting, the Compensation Committee determined to bridge the gap to the 2009-2011 performance cycle payouts in 2012 by taking various steps, including issuance of restricted shares to selected executives.

Our Compensation Process

       Our Compensation Committee is responsible for approving our compensation practices that affect executive officers and it specifically approves all compensation for our executive officers and for any employee with target annual compensation in excess of $1.5 million. Our CEO annually presents the Compensation Committee with his evaluation of our executives, their individual performances, responsibilities and the contributions they made to the Company's accomplishments over the past year as well as over the last long-term incentive plan cycle and his expectations for the future. In connection with this evaluation, the CEO presents the Compensation Committee with his recommendations for establishing the compensation for these executives for its consideration. The Compensation Committee assesses the performance, responsibilities and contributions of the CEO and sets the compensation of the CEO.

       With the exception of significant promotions and new hires, compensation matters are usually addressed at the first meeting of the Compensation Committee each year (typically late February) following the availability of financial results for the prior year. This allows us to determine the results of prior period grants and to set targets for the current year and newest long-term performance cycle. Performance cycles for long-term compensation typically run for three years beginning on January 1st of the year of grant.

       Following the OB IPO, our Compensation Committee determined that it would fully delegate to the OneBeacon Compensation Committee (the "OneBeacon Committee") authority for the compensation of OneBeacon's officers, including those who might be Named Executive Officers of the Company. Accordingly, compensation actions for OneBeacon personnel following the date of the OB IPO (including new annual and long-term incentives and approval of payouts on existing annual and long-term incentives) have been taken by the OneBeacon Committee (which is currently comprised of Lowndes Smith (Chair), Raymond Barrette, Lois Grady and Kent Urness) and, to the extent necessary to comply with applicable regulations, a sub-committee that excludes Mr. Barrette.

Compensation for 2008

       The principal elements of compensation for our executives are long-term incentive compensation, base salary, and annual incentive bonuses.

Long-Term Incentive Compensation

       CEO. Mr. Barrette did not receive any new long-term incentive compensation grants in 2008. In January 2008, a portion of his inducement grant described above vested. He vested in 7,000 restricted shares and 40,000 options to purchase common shares. The exercise price of the options was $674.50 per share on the date of vesting and increases at a rate of 5% per year less dividends. Although no new grants were made to Mr. Barrette in 2008, under applicable SEC rules the Summary Compensation Table is required to reflect the 2008 financial statement compensation expense accrual relating to the grant of restricted shares and options made to Mr. Barrette in 2007. That amount is based on the grant date value of the restricted shares and options, not the current value.

       Named Executive Officers. In the case of Messrs. Foy, Waters and Tolman, in determining the amount of new long-term incentive compensation grants for 2008, the Compensation Committee assessed each executive's scope of authority and ability to impact the success of the Company. Based on the Compensation Committee's general experience and the recommendation of the CEO, the Compensation Committee established a grant level that it believed was appropriate to reflect each such executive's expected contribution to the Company over the next performance cycle. Mr. Miller's level of compensation was established by the OneBeacon Committee.

       For each recipient of a WTM performance share grant for the 2008-2010 performance cycle, the Compensation Committee established 11% annual growth in intrinsic business value per share as the performance target that would result in a payout of 100% of the target shares. Annual growth of 4% or less would result in a payout of 0% and annual growth of 18% or more would result in a payout of 200%. The targets were consistent with the Company's compensation philosophy described above. To measure growth in intrinsic business value per share, the Compensation Committee looks to growth in economic value per share (weighted 50%) and growth in adjusted GAAP book value per share (weighted 50%), in each case including dividends. The Compensation Committee eliminated growth in market price per share as a component of its determination of growth in intrinsic business value in order to reduce the leverage that market price had previously had on the evaluation of management performance. Market value remains the currency used to measure the value of the performance shares that are earned.

       David Foy. Mr. Foy has been the CFO of the Company since 2003. Based on the Company's performance over the 2006-2008 performance cycle, there was no payout of WTM performance shares and Mr. Foy received $0 from this performance cycle.

       For the performance cycle from 2008-2010, Mr. Foy was granted 7,500 WTM performance shares. The grant date value of approximately $3.7 million was in-line with the grant date value of his 2007 long-term incentive grant. The number of shares that will be earned will be determined after the end of 2010 based on the Company's performance over the cycle compared to the target described above.

       Allan Waters. Mr. Waters has been the CEO of White Mountains Re since 2007. In addition, from time to time Mr. Waters takes on responsibility for certain projects at the Company. Mr. Waters had no grants of WTM performance shares or White Mountains Re units for the 2006-2008 performance cycle.

       For the performance cycle from 2008-2010, Mr. Waters was granted 2,975 WTM performance shares and 2,560 White Mountains Re performance units. The grant date value of approximately $4.0 million was in-line with the grant date value of his 2007 long-term incentive grant. The performance target for the White Mountains Re units is an annual 12% after-tax, levered underwriting return on capital ("uroc"), with a uroc of 5% or less resulting in no payout and a uroc of 19% or more resulting in a 200% payout. The number of shares and units that will be earned will be determined after the end of 2010 based, respectively, on the Company's and White Mountains Re's performance over the cycle compared to the targets described above.

       Gary Tolman. Mr. Tolman has been the CEO of Esurance since 2000. Based on the Company's performance over the 2006-2008 performance cycle, there was no payout of WTM performance shares and Mr. Tolman received $0 from WTM performance shares for this performance cycle. Based on Esurance's performance for the 2006-2008 performance cycle, which was an annualized economic return on capital of 16%, the Esurance board approved a payout of 75% of Esurance units granted for the 2006-2008 cycle at a value of $1,560 per unit, and Mr. Tolman received approximately $1.4 million.

       For the performance cycle from 2008-2010, Mr. Tolman was granted 842 WTM performance shares and 1,031 Esurance performance units. The grant date value of approximately $1.5 million was a decrease of approximately 33% from the grant date value of his 2007 long-term incentive grant. This decrease reflected the decrease in the projected economic return on capital for the 2008-2010 cycle compared to the 2007-2009 cycle. The number of shares and units that will be earned will be determined after the end of 2010, based respectively, on the Company's and Esurance's performance over the cycle. In setting Mr. Tolman's compensation, the Compensation Committee considered that the value of the Esurance units was expected to grow at a faster rate than performance units of other subsidiaries. In addition, the Compensation Committee considered the potential value of future earnings on Mr. Tolman's deferred compensation balance that is invested in units whose value tracks the value of Esurance.

       T. Michael Miller. Mr. Miller has been the CEO of OneBeacon since 2005. Based on OneBeacon's performance over the 2006-2008 performance cycle, which was an adjusted combined ratio of 93.6% compared to a target of 96%, the OneBeacon Committee approved a payout of 126.1% of OneBeacon units granted for the 2006-2008 cycle at a value of $140.30 per unit, and Mr. Miller received approximately $1.9 million. In addition, for the 2007-2008 OneBeacon performance share cycle, which also reflected White Mountains' performance in 2006, based on annual growth in adjusted book value per share of 6.1% over the cycle, the OneBeacon Committee approved a payout of 1.4% of the OneBeacon performance shares originally granted. This resulted in a payout of approximately $13,000 to Mr. Miller.

       For the 2008-2010 performance cycle, the OneBeacon Committee granted Mr. Miller 202,184 OneBeacon performance shares. The grant date value of approximately $4.4 million was an increase of $1.5 million over the grant date value of his 2007 long-term incentive grant. The number of shares that will be earned will be determined after the end of 2010 based on OneBeacon's performance over the cycle compared to the target described below. For the 2008-2010 performance cycle, the OneBeacon Committee set 11% annual growth in intrinsic business value per share as target performance, with a range of 4% to 18%. The OneBeacon Committee set the target at this level for the same reasons as the Compensation Committee set the White Mountains target at 11%. In addition, for 2008-2010 the OneBeacon Committee determined to eliminate growth in market value per share as one of the factors used to calculate OneBeacon's growth in intrinsic business value per share, and to instead calculate it using underwriting return on equity (weighted 50%) and growth in adjusted book value per share (weighted 50%). The OneBeacon Committee made this change to reduce the leverage that market value per share has on the evaluation of management performance. Market value remains the currency used to measure the value of the OneBeacon performance shares that are earned.

Base Salary

       We pay our executive officers salaries that we believe to be below-market. In 2008, we limited base salaries to a maximum of $500,000, which was the salary each of our Named Executive Officers received. No changes to base salaries were made for 2009.

Annual Incentive Bonuses

       We provide annual bonus opportunities to our executive officers. Each Named Executive Officer participates in the annual bonus pool of his respective business unit. In 2008, the annual bonus target for each of our Named Executive Officers other than Mr. Miller was equal to 50% of his base salary, and the aggregate bonus pool size for each business unit could range from 0% to 200% of target, depending upon performance. Mr. Miller's bonus target was 75% of his base salary. Individual bonuses can vary widely around the pool average based on individual performance and no cap (other than the size of the pool) applies to any single individual. Typically, the head of a business unit receives the average bonus percentage applicable to his business unit. For 2009, the Compensation Committee increased the bonus target for Messrs. Barrette and Foy to 100% of base salary. No other changes that affect Named Executive Officers were made to the 2009 bonus programs.

       For Messrs. Barrette and Foy, their annual incentive bonuses are designed to reward company-wide performance. Based on the Company's performance in 2008, and at the recommendation of Messrs. Barrette and Foy, the Compensation Committee awarded no bonus to either of them.

       For our operating subsidiaries (including for our Named Executive Officers at operating subsidiaries), we design our annual incentives to reward performance of the applicable subsidiary operating group.

       For White Mountains Re, including for Mr. Waters, the performance objective was the after-tax, levered underwriting return on capital ("uroc"). Based on a uroc of 9.1%, compared to the target of 12%, the bonus pool would have been 59%. The awarded pool was increased to 63% to better reward WMRe Sirius executives for their continued superior performance. As CEO, Mr. Waters received the pool average of 63%, or $157,500. In addition, Mr. Waters received a special payment of $150,000. The special payment reflects the agreement with Mr. Waters when he became White Mountains Re's CEO that his compensation would not be impacted by old reserve developments through the end of 2008. Any future adverse development would impact Mr. Waters' compensation.

       For Esurance, including Mr. Tolman, the performance objective was a 13% economic return on capital ("eroc"). Esurance achieved a 9.5% eroc, which translated into a bonus pool of 51% of target. As CEO, Mr. Tolman received the pool average of 51%, or $127,500.

       For OneBeacon in 2008, including for Mr. Miller, the primary performance objective required to achieve a bonus pool of 100% of target was the achievement of a combined ratio of 96% or better. Based on OneBeacon's performance, the OneBeacon Committee awarded Mr. Miller a cash bonus of $468,800, which equaled 125% of target and was the same as the overall pool percentage.

2009 Long-Term Incentive Compensation Actions

       In February 2009, the Compensation Committee and the OneBeacon Committee made new long-term incentive grants to the Named Executive Officers based on the same factors described above with respect to grants made in 2008. Based on the Company's performance in 2008, there was no payout of WTM performance shares for the 2006-2008 cycle, and the 2007-2009 and 2008-2010 WTM performance share cycles are also likely to have no payout. Given this, as a retention tool, the Compensation Committee issued restricted shares to Messrs. Foy, Waters and Tolman in addition to performance share and/or performance unit grants. The restricted shares vest on December 31, 2010. If a recipient is terminated without cause (as defined in the WTM LTIP) after December 31, 2009, 50% of the restricted shares will vest.

       For each recipient of a WTM performance share grant for the 2009-2011 performance cycle, the Compensation Committee established 10% annual growth in intrinsic business value per share as the performance target that would result in a payout of 100% of the target shares. Annual growth of 3% or less would result in a payout of 0% and annual growth of 17% or more would result in a payout of 200%. To measure growth in intrinsic business value per share, the Compensation Committee looks to growth in economic value per share (weighted 50%) and growth in adjusted GAAP book value per share (weighted 50%), in each case including dividends. As the yield on the 10-year treasury at the beginning of 2009 was 2.25%, the targets are 75 basis points higher than the level indicated by the Company's compensation philosophy described above. However, given the volatility in interest rates, the Compensation Committee determined that 10% was an appropriate target. To the extent that economic conditions vary substantially over the performance cycle from those that the Compensation Committee expects, it would consider making equitable adjustments up or down to the payout percentage at the end of the cycle.

       David Foy. Mr. Foy was granted 9,000 WTM performance shares for the performance cycle from 2009-2011 and 9,000 restricted shares. The grant date value of approximately $3.6 million was in-line with the grant date value of his 2008 long-term incentive grant. The number of performance shares that will be earned will be determined after the end of 2011 based, on the Company's performance over the cycle compared to the target described above.

       Allan Waters. Mr. Waters was granted 2,630 White Mountains Re performance units and 3,950 WTM performance shares for the performance cycle from 2009-2011, and 1,200 restricted shares. The grant date value of approximately $3.7 million was a slight decrease from the grant date value of his 2008 long-term incentive grant. The performance target for the White Mountains Re units is an annual 11% after-tax, levered uroc, with a uroc of 4% or less resulting in no payout and a uroc of 18% or more resulting in a 200% payout. The number of shares and units that will be earned will be determined after the end of 2011 based, respectively, on the Company's and White Mountains Re's performance over the cycle compared to the targets described above.

       Gary Tolman. Mr. Tolman was granted 803 Esurance performance units and 1,010 WTM performance shares for the performance cycle from 2009-2011, and 720 restricted shares. In addition, Mr. Tolman was granted restricted Esurance units with a grant date value of approximately $0.9 million. The restricted Esurance units vest half in each of the next two years. The total grant date value of Mr. Tolman's grants of approximately $2.0 million was a 33% increase from the grant date value of his 2008 long-term incentive grant. The increase was driven by the value of the restricted Esurance units, which were granted as a retention tool. The number of performance units and performance shares that will be earned will be determined after the end of 2011 based, respectively, on the Company's and Esurance's performance over the cycle.

       T. Michael Miller. The OneBeacon Committee granted Mr. Miller 25,000 OneBeacon performance units and 117,536 OneBeacon performance shares for the 2009-2011 performance cycle. The grant date value of approximately $3.9 million was a slight decrease from the grant date value of his 2008 long-term incentive grant. The number of performance units and performance shares that will be earned will be determined after the end of 2011 based on OneBeacon's performance over the cycle compared to the targets described below. The performance target for the performance units is 95% average adjusted combined ratio, with a combined ratio of 99% or more resulting in no payout and a combined ratio of 91% or less resulting in a 200% payout. The OneBeacon performance units have a fixed value of $100 per unit. For the performance shares, the OneBeacon Committee set 12% annual growth in book value per share as target performance, with a range of 5% to 19%.

       In addition, the OneBeacon Committee awarded Mr. Miller retention bonuses of $3 million per year for each of the next two years. The bonuses vest in February 2010 and February 2011, respectively, subject to satisfactory continued employment.

Other Elements of Compensation

Retirement Benefits

       We have no active U.S. pension plans. Benefit accruals under all our U.S. qualified pension plans and all our U.S. supplemental pension plans were frozen for all employees in 2002.

       Our Named Executive Officers may participate in our voluntary non-qualified deferred compensation plans whereby they may defer all or a portion of their compensation. Investment options in these plans are those available in our 401(k) plans, including WTM common shares and OneBeacon common shares. None of the investment options offered under these plans provides an above-market rate of interest. In 2008, in connection with an election previously made in compliance with Section 409A of the Internal Revenue Code, Mr. Barrette received a full distribution of his non-qualified deferred compensation balances. As part of this distribution, Mr. Barrette received 15,000 WTM common shares in lieu of cash. Mr. Barrette has agreed not to transfer these shares for a period of two years following the distribution.

       Our employees may participate in our qualified 401(k) plans and eligible employees can participate in a qualified employee stock ownership plan. We do not provide supplemental retirement benefits to any employees in connection with these plans.

Perquisites

       We review the perquisites that our senior management receives. The primary perquisites include housing allowances in special circumstances and personal use of corporate aircraft.

       We allow our Named Executive Officers to use our corporate aircraft from time to time for personal reasons. The aggregate incremental cost to the Company is included, for proxy reporting purposes, as compensation to the Named Executive Officer. For tax purposes, we comply with IRS regulations. We do not "gross-up" our Named Executive Officers for their taxes associated with personal use of our aircraft.

       Our Named Executive Officers also participate in our other benefit plans on the same terms as our other employees. These plans include medical and health insurance, company paid life insurance (which is currently capped at $150,000 in coverage at our parent company) and charitable gift matching.

Certain Board Fees

       Our Named Executive Officers do not receive director fees for serving on the Company's board of directors or for serving on the boards of directors of our wholly-owned or majority-owned subsidiaries. However, those Named Executive Officers who serve on the boards of directors of other companies in which we have a minority interest may receive director fees. We consider those board fees when evaluating the compensation of our Named Executive Officers.

Employment and Severance Agreements; Change in Control

       We have no long-term employment agreements with our Named Executive Officers, although from time to time we have entered into short-term arrangements with newly hired executives governing their compensation and severance during up to their first three years with the Company. No such arrangements are in effect with our Named Executive Officers.

       At our parent company, severance benefits, if any, are determined by the Compensation Committee in its sole discretion. At our operating subsidiaries, our Named Executive Officers participate in the severance plans, if any, generally applicable at those companies.

       If any of our most senior executives were to retire from the Company, we generally will consider entering into a one to three year consulting agreement with the executive that would permit the executive to earn some or all of such executive's performance shares that were then outstanding and would enable the Company to ensure a smooth transition, to receive a non-compete/non-solicit from the executive and to retain access to valuable knowledge, talents and relationships.

       While the Company has no employment or severance agreement with Mr. Barrette, pursuant to the terms of his inducement grant discussed above under "Philosophy", if Mr. Barrette is terminated without cause, any of these grants that are outstanding but unvested at that time would vest in such circumstance.

       We have no standalone change in control agreements with our Named Executive Officers. However, under our long-term incentive plans, if a change in control of the Company (or a business unit, as applicable) were to occur, certain events, such as involuntary or constructive employment termination or amendments to our incentive plans which are materially adverse to its participants, may cause stock options to become fully exercisable, restricted shares to become immediately vested and performance shares and performance units to become payable in full or in part. Our plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

       The stock option and restricted share grants made to Mr. Barrette include provisions pursuant to which such grants vest upon the occurrence of a change in control. While as described above the Company typically has "double-trigger" change in control provisions in its long-term incentive plans, the Compensation Committee determined that, in light of the design of Mr. Barrette's grants (principally stock options with an escalating exercise price set initially well above the then current market price) and as an inducement to Mr. Barrette, immediate vesting upon a change in control was appropriate.

Tax Considerations

       As a Bermuda-domiciled company, we do not receive a tax deduction for compensation paid to employees of White Mountains Insurance Group, Ltd. and, accordingly, the limitation of Section 162(m) of the Internal Revenue Code does not impact compensation paid to our Named Executive Officers who are employees of non-U.S. companies (Messrs. Barrette, Foy and Waters). However, in the case of Named Executive Officers who are employees of subsidiaries that are organized in the United States (Messrs. Miller and Tolman), Section 162(m) would limit the deductibility of their compensation to $1,000,000 per individual to the extent that such compensation is not "performance-based" as defined in Section 162(m). The Company is cognizant of Section 162(m) and generally seeks to structure its long-term incentive programs to permit the full deductibility of such compensation paid to these Named Executive Officers. However, in certain situations, the Compensation Committee may approve compensation that will not meet the Section 162(m) requirements if, in the Compensation Committee's judgment, structuring compensation in such manner better promotes the Company's interests (such as with a grant of restricted shares).

Compensation Committee Report

       The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert P. Cochran, Chairman Bruce R. Berkowitz A. Michael Frinquelli Lowndes A. Smith	April 6, 2009

Summary Compensation Table

       The following table presents compensation earned during 2008, 2007 and 2006 by the Company's CEO, CFO, its three other most highly compensated executive officers (collectively, the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)	Bonus (a) ($)	Stock Awards (b)(c) ($)	Option Awards (d)(e) ($)	Non-Equity Incentive Plan Compen- sation (f) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (g) ($)	Total ($)

Raymond Barrette	2008	500,000	-	4,032,910	5,431,767	-	-	258,975	10,223,652
Chairman and CEO	2007	369,231	-	3,696,834	5,130,002	-	-	476,295	9,672,362

David T. Foy	2008	500,000	-	(3,139,334)	-	-	-	73,960	(2,565,374)
Executive Vice President and	2007	400,000	100,000	1,208,931	-	-	-	82,675	1,791,606
CFO	2006	400,000	400,000	5,925,092	-	-	-	86,200	6,811,292

T. Michael Miller	2008	492,308	468,800	(993,810)	303,931	1,868,257	-	134,242	2,273,728
President and CEO	2007	400,000	250,000	1,228,659	270,603	2,033,590	-	147,889	4,330,741
of OneBeacon	2006	400,000	1,950,815	2,069,765	45,129	851,984	-	198,439	5,516,132

Gary C. Tolman	2008	484,615	127,500	-	-	1,414,530	-	6,900	2,033,545
President and CEO of
Esurance

Allan L. Waters	2008	484,615	307,500	-	-	-	-	3,692	795,807
President and CEO of WMRe

(a)
Represents annual incentive bonuses earned for the years ended December 31, 2008, 2007 and 2006. For 2006, Mr. Miller also earned a $500,000 sign-on bonus installment from his 2005 hiring, a $750,000 special bonus relating to the OB IPO and a payment of $400,815 pursuant to a special 2006 OneBeacon bonus program.

(b)
Mr. Barrette did not receive any new long-term incentives in 2008. On January 20, 2007, Mr. Barrette was granted 35,000 restricted shares that vest in equal installments over five years. The grant date fair value of the 35,000 restricted shares was $20,164,550. This original amount is being amortized ratably over the vesting period in accordance with FAS 123(R) and does not represent the current value of the restricted shares. Mr. Barrette was also granted 15,000 restricted shares that would vest in the event of a change in control of the Company before January 20, 2012. The grant date fair value of the 15,000 restricted shares was $8,641,950 but will only be recognized as compensation expense in the event that a change in control does occur. Although no new grants were made to Mr. Barrette in 2008, under applicable SEC rules the Summary Compensation Table is required to reflect the 2008 financial statement compensation expense relating to the grant of restricted shares made to Mr. Barrette in 2007, which is based on the grant date value of the restricted shares, not the current value. For a discussion of the assumptions used in calculating the fair value of the awards under FAS 123(R), see Note 12 of the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Securities and Exchange Commission on February 27, 2009 ("Note 12").

(c)
Represents amounts recorded during 2008, 2007 and 2006 as compensation expense under FAS 123(R) for outstanding performance shares granted to Messrs. Foy, Miller, Tolman and Waters, without regard to estimated forfeitures. Amount for Mr. Foy in 2008 includes the reversal of $3,690,668 of performance share expense recognized in 2007 and 2006 for the 2007-2009 and 2006-2008 performance share cycles. Amount for Mr. Miller in 2008 includes the reversal of $1,837,387 of performance share expense recognized in 2007 and 2006 for the 2007-2009 and 2007-2008 performance share cycles. Amount for Mr. Miller in 2008 also includes amounts recorded as compensation expense under FAS 123(R) for restricted stock units without regard to estimated forfeitures. See "Grants of Plan-Based Awards." Amount for Mr. Miller in 2007 includes the effect of WTM shares forfeited (3,300 shares for the 2006-2008 performance cycle and 3,000 shares for the 2005-2007 performance cycle) in exchange for OB performance shares. For a discussion of the assumptions used in calculating the fair value of the awards under FAS 123(R), see Note 12.

(d)
Mr. Barrette did not receive any new long-term incentives in 2008. On January 20, 2007, Mr. Barrette was granted 200,000 seven-year options that vest in equal installments over five years and that have an initial exercise price of $650 per share that escalates each year by 5% less the annual regular dividend rate. The grant date fair value of the options was $27,158,834. This original amount is being amortized ratably over the vesting period in accordance with FAS 123(R) and does not represent the current value of the options. Although no new grants were made to Mr. Barrette in 2008, under applicable SEC rules the Summary Compensation Table is required to reflect the 2008 financial statement compensation expense relating to the grant of options made to Mr. Barrette in 2007, which is based on the grant date value of the options, not the current value. See "Outstanding Equity Awards at Fiscal Year End." For a discussion of the assumptions used in calculating the fair value of the awards under FAS 123(R), see Note 12.

(e)
On October 18, 2006, Mr. Miller was granted 277,826 OB Options under the OneBeacon Incentive Plan. The OB Option grant was made in connection with the OB IPO and vests in equal installments on each of the third, fourth and fifth anniversaries of the date of the OB IPO and the term is 66 months. The grant date fair value of the OB Options was $1,353,867, which is being amortized ratably over the vesting period in accordance with FAS123(R). On May 27, 2008, the exercise price was adjusted to $27.97 to give effect to the $2.03 per share special dividend paid in the first quarter of 2008. The incremental fair value of the award modification of $77,791 is being recognized ratably over the remaining vesting period. See "Outstanding Equity Awards at Fiscal Year End." For a discussion of the assumptions used in calculating the fair value of the awards under FAS 123(R), see Note 12.

(f)
Amounts in 2008, 2007 and 2006 represent performance units earned for the 2006-2008, 2005-2007 and 2004-2006 performance cycles. Performance units are incentive awards that are payable upon completion of pre-defined business goals, are settled in cash and do not fall within the scope of FAS 123(R).

(g)
See below for details of All Other Compensation.

All Other Compensation

       The following table presents a breakout of "All Other Compensation" included in the Summary Compensation Table for 2008, 2007 and 2006:

Name	Year	Director Fees (a)	Personal use of planes (b)	Restricted stock dividends	401(k) match	Employee stock ownership plan	Other Compensation (c)	Total ($)

Raymond Barrette	2008	-	78,569	172,000	5,346	3,060	-	258,975
	2007	-	69,216	400,000	4,154	2,925	-	476,295

David T. Foy	2008	64,000	-	-	6,900	3,060	-	73,960
	2007	73,000	-	-	6,750	2,925	-	82,675
	2006	67,000	-	6,000	13,200	-	-	86,200

T. Michael Miller	2008	-	124,282	-	6,900	3,060	-	134,242
	2007	-	138,214	-	6,750	2,925	-	147,889
	2006	-	91,752	-	6,600	2,826	97,261	198,439

Gary C. Tolman	2008	-	-	-	6,900	-	-	6,900

Allan L. Waters	2008	-	-	-	3,692	-	-	3,692

(a)
Represents director fees paid to Mr. Foy by Symetra Financial Corporation.

(b)
Amounts represent the aggregate incremental cost to the Company. For aircraft leased by the Company, the incremental cost was computed based upon a direct cost per hour multiplied by the number of hours of use. For chartered flights, the incremental cost to the Company was the actual cost of the flight.

(c)
In 2006, Mr. Miller received $97,261 (which includes $41,161 of related tax gross-up) for corporate provided housing.

Grants of Plan-Based Awards

       The following table presents grants of plan-based awards issued, except as otherwise noted, under the White Mountains Long-Term Incentive Plan (the "WTM Incentive Plan") to the Named Executive Officers during 2008.

										All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (e) (#)
			Non- Equity Incentive Plan Awards (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a) (b)			Estimated Future Payouts Under Equity Incentive Plan Awards (c) (d)					Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (f) ($)
Name	Grant Date	Type of Award		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Raymond Barrette	-	-	-	-	-	-	-	-	-	-	-	-	-

David T. Foy	2/27/08	WTM Performance Shares	-	-	-	-	0	7,500	15,000	-	-	-	3,735,000

T. Michael Miller	2/26/08	OB Performance Shares	-	-	-	-	0	202,184	404,368	-	-	-	4,435,917

	2/26/08	OB Restricted Stock Units	-	-	-	-	0	25,600	25,600	-	-	-	583,168

	5/27/08	OB Non-Qualified Options	-	-	-	-	-	-	-	-	227,826	27.97	77,791

Gary C. Tolman	2/27/08	WTM Performance Shares	-	-	-	-	0	842	1,684	-	-	-	419,316

	2/27/08	Esurance Performance Units	1,031	0	1,567,000	-	-	-	-	-	-	-	-

Allan L. Waters	2/27/08	WTM Phantom Performance Shares	-	-	-	-	0	2,975	5,950	-	-	-	1,481,550

	2/27/08	WMRe Performance Units	2,560	0	3,596,616	-	-	-	-	-	-	-	-

(a)
On February 27, 2008, Mr. Tolman was granted 1,031 Esurance performance units for the 2008-2010 performance cycle issued under the Esurance Incentive Plan. Each unit is initially valued at $1,000 and compounds in value by Esurance's after-tax economic return on capital during the performance period. An economic combined ratio greater than 100% would result in no payout. The payout percentage is calculated to result in sharing with management 10% of the value added over the risk-free hurdle (assuming no forfeitures).

(b)
On February 27, 2008, Mr. Waters was granted 2,560 WMRe performance units for the 2008-2010 performance cycle issued under the White Mountains Re Incentive Plan. Each unit is initially valued at $1,000 and compounds in value based on White Mountains Re's underwriting return on deployed capital ("uroc") during the performance period. A uroc of 5% or less would result in no payout. A uroc of 12% would result in a target payout of 100%. A uroc of 19% would result in a 200% payout. Payouts for results in between are determined by linear interpolation.

(c)
On February 27, 2008, Messrs. Foy, Tolman and Waters were granted WTM performance shares for the 2008-2010 performance cycle. Mr. Waters' grant was issued under the White Mountains Re Incentive Plan. Target performance, which would result in a payout of 100% of the target shares, is growth in intrinsic business value per share of 11%. Growth of 4% or less (Threshold) would result in a payout of 0% and growth of 18% or more (Maximum) would result in a payout of 200%. Payouts for results in between are determined by linear interpolation.

(d)
On February 26, 2008, Mr. Miller was granted OB performance shares for the 2008-2010 performance cycle issued under the OneBeacon Incentive Plan. Target performance, which would result in a payout of 100% of the target shares, is growth in intrinsic business value per share of 11%. Growth of 4% or less (Threshold) would result in a payout of 0% and growth of 18% or more (Maximum) would result in a payout of 200%. Mr. Miller was also granted 25,600 restricted stock unit awards ("RSUs") under the OneBeacon Incentive Plan. The non-qualified options granted in connection with the OB IPO did not include a mechanism to reflect the contribution to total return from the regular quarterly dividend. As a result, the OneBeacon Committee awarded RSUs to actively employed option holders. The RSUs vest one-third on each of November 9, 2009, 2010 and 2011 subject to, for each vesting tranche of units, the attainment of 4% growth in OneBeacon's adjusted book value per share from January 1, 2008 through the end of the calendar year immediately following the applicable vesting date. Upon vesting, the RSUs will be mandatorily deferred into one of OneBeacon's non-qualified deferred compensation plans and will be paid out in 2012 in cash or shares at the discretion of the OneBeacon Committee.

(e)
The options initially had an exercise price of $30.00. On May 27, 2008, the OneBeacon Committee amended the exercise price to $27.97 as a result of the $2.03 per share special dividend OneBeacon paid in the first quarter of 2008.

(f)
Represents the grant date fair value as determined in accordance with FAS 123(R) without regard to forfeitures. The grant date fair value for the RSUs also includes $.84 per share of dividends accumulated since February 2007. Assuming a maximum 200% payout, the grant date fair value of the WTM performance shares granted to Messrs. Foy, Tolman and Waters is $7,470,000, $838,632 and $2,963,100. Assuming a maximum 200% payout, the grant date fair value of the OB performance shares granted to Mr. Miller is $8,871,834. The grant date fair value for Mr. Miller's non-qualified options includes the effect of the special dividend referred to above.

Outstanding Equity Awards at Fiscal Year-End

       The following table presents outstanding equity awards under the WTM Incentive Plan, except as otherwise noted, to the Named Executive Officers as of December 31, 2008.

		Option Awards (a)(b)					Stock Awards (c)(d)(e)
Name	Type of Award	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Raymond Barrette	WTM Restricted Shares	-	-	-	-	-	15,000	4,006,650	-	-

	WTM Restricted Shares	-	-	-	-	-	28,000	7,479,080	-	-

	WTM Non- Qualified Options	40,000	160,000	-	702.36	1/20/14	-	-	-	-

David T. Foy	WTM Performance Shares	-	-	-	-	-	-	-	14,000	-

T. Michael Miller	OB Performance Shares	-	-	-	-	-	-	-	308,595	2,110,801

	OB Restricted Stock Units	-	-	-	-	-	-	-	25,600	362,240

	OB Non-Qualified Options	-	277,826	-	27.97	5/9/12	-	-	-	-

Gary C. Tolman	WTM Performance Shares	-	-	-	-	-	-	-	2,011	-

Allan L. Waters	WTM Phantom Performance Shares	-	-	-	-	-	-	-	5,475	-

(a)
As of December 31, 2008, Mr. Barrette had 200,000 Non-Qualified Options to acquire the Company's common shares that were awarded to him on January 20, 2007. The Non-Qualified Options vest in equal installments over five years and had an initial exercise price of $650 per common share that escalates at an annual rate of 5% less the annual regular divided rate.

(b)
As of December 31, 2008, Mr. Miller had 277,826 OB Options outstanding that were awarded to him on October 18, 2006 under the OneBeacon Incentive Plan. The OB Options vest in equal installments on each of the third, fourth and fifth anniversaries of the date of the OB IPO and their term is 66 months. The options initially had an exercise price of $30.00. On May 27, 2008, the OneBeacon Committee amended the exercise price to $27.97 as a result of the $2.03 per share special dividend OneBeacon paid in the first quarter of 2008.

(c)
On January 20, 2007, Mr. Barrette was granted 35,000 restricted shares that vest in equal installments over five years and 15,000 restricted shares that vest in the event of a change in control of the Company before January 20, 2012. The second tranche of restricted shares was designed to replace the lost time value of Mr. Barrette's options if a change in control were to occur in the five years following their grant. Market values are based on the year-end closing market price.

(d)
Equity incentive plan awards not yet vested at December 31, 2008 include: (1) WTM performance shares awarded for the 2008-2010 performance cycle to Mr. Foy (7,500 target performance shares), Mr. Tolman (842 target performance shares) and Mr. Waters (2,975 target performance shares issued under the White Mountains Re Incentive Plan), (2) WTM performance shares awarded for the 2007-2009 performance cycle to Mr. Foy (6,500 target performance shares), Mr. Tolman (1,169 target performance shares) and Mr. Waters (2,500 target performance shares issued under the White Mountains Re Incentive Plan), (3) OB performance shares awarded to Mr. Miller for the 2008-2010 performance cycle (202,184 target OB performance shares) and the 2007-2009 performance cycle (106,411 target OB performance shares) and (4) 25,600 OB RSUs awarded to Mr. Miller under the OneBeacon Incentive Plan for the 2008-2010 performance cycle. Payout values for OB performance shares are based on the year-end closing market price at an estimated payout of 100% of target for the 2008-2010 performance cycle and 0% of target for the 2007-2009 performance cycle. Based on the Company's performance in 2008, the other outstanding performance shares are unlikely to have any harvest under most reasonable scenarios. Payout value for the OB RSUs is based on the year-end closing market price at an estimated payout of 100% including dividends accrued since February 2007.

(e)
Excludes OB performance shares awarded for the 2007-2008 performance cycle that became fully vested at December 31, 2008 and were paid in March 2009. See "Option Exercises and Stock Vested" below. Also excludes WTM performance shares for the 2006-2008 performance cycle, which expired with no payout.

Option Exercises and Stock Vested

       The following table presents option exercises and stock awards that vested in 2008 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Type of Award		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Raymond Barrette	-	-	WTM Restricted Shares	(a)	7,000	3,227,000

David T. Foy	-	-	WTM Performance Shares	(b)	-	-

T. Michael Miller	-	-	OB Performance Shares	(c)	1,058	13,278

Gary C. Tolman	-	-	WTM Performance Shares	(b)	-	-

Allan L. Waters	-	-	-		-	-

(a)
Represents an installment of 7,000 WTM restricted shares that vested on January 20, 2008. The value realized on vesting was based on the ending market price of $461.00 on January 18, 2008.

(b)
Represents a 0% payout of the 6,850 and 1,345 target WTM performance shares granted to Messrs. Foy and Tolman, respectively, for the 2006-2008 performance cycle.

(c)
Represents a 1.4% payout of the 75,570 target OB performance shares granted to Mr. Miller for the 2007-2008 performance cycle. The value realized on vesting was determined based on the average of the high and low market price of OneBeacon common shares on February 24, 2009, the date the awards were determined by the OneBeacon Committee, and includes the special dividend of $2.03 per common share paid in 2008.

Pension Benefits

       The Named Executive Officers do not participate in any defined benefit pension plans sponsored by White Mountains.

Nonqualified Deferred Compensation

       The following table presents the contributions, earnings, withdrawals and ending account balances for the Named Executive Officers under White Mountains' various unfunded, nonqualified deferred compensation plans (the "Deferral Plans") for 2008.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (a) ($)	Aggregate Earnings (Losses) in Last Fiscal Year (b) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Raymond Barrette	-	-	(860,520)	18,856,007	-

David T. Foy	-	-	-	-	-

T. Michael Miller	-	-	-	-	-

Gary C. Tolman	1,211,169	-	610,664	-	8,122,536

Allan L. Waters	-	-	-	-	-

(a)
White Mountains does not make contributions to the Deferral Plans.

(b)
The approximate annual rates of return earned on deferred balances during the year for Messrs. Barrette and Tolman were (16)% and 8%.

       The Deferral Plans allow participants to voluntarily defer all or a portion of qualifying remuneration payable (consisting of base salary, annual bonus or long-term incentive compensation), which can be invested in various investment options available in our 401(k) plans, including the Company's common shares. Participants may change investment options daily. None of the investment options offered under the Deferral Plans provide above-market rates of interest.

       A payment date is designated with each deferral. Participants may select a payment date that is no sooner than the first anniversary of the date of deferral. A participant may elect, at the time a payment date is selected, to receive the payment in no more than 10 annual installments. Payment dates cannot be accelerated (other than for a severe financial hardship).

       Payments commence upon the earlier of the designated payment date, death, termination of service, or a change in control of the Company. Payments commencing upon death or a change in control of the Company (or business unit, as applicable) are paid as a single payment regardless of whether the participant chose to receive such payments in annual installments.

       Participants are not permitted to make further contributions under the Deferral Plan if such person's account balance equals or exceeds $50,000,000 unless otherwise approved by the Compensation Committee.

 Potential Payments Upon Termination or Change in Control

Employment and Severance Agreements

       We have no long-term employment agreements with our Named Executive Officers although from time to time we have entered into short-term arrangements with newly hired executives governing their compensation and severance during up to their first three years with the Company.

Long-Term Incentive Plans

       Under our long-term incentive plans, certain events, such as retirement, death or disability, or the occurrence of both a change in control of the Company (or a business unit, as applicable) and an involuntary or constructive employment termination or materially adverse amendments to such plans, may result in unvested stock options becoming exercisable, restricted shares becoming vested and performance shares and performance units becoming payable in full or in part. Below is a description of the payments to which each of our Named Executive Officers would be entitled assuming in each case that such events occurred on December 31, 2008.

Voluntary Termination of Employment

       Had any of our Named Executive Officers voluntarily terminated their employment on December 31, 2008, their outstanding long-term incentive grants (other than vested stock options) would have been cancelled and they would not have been entitled to any payment in respect thereof.

Retirement

       Had any of our Named Executive Officers retired on December 31, 2008, their outstanding long-term incentive grants (other than vested stock options) would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.

Death or Disability

       Had any of our Named Executive Officers died or become disabled on December 31, 2008, they would have been entitled to vesting of all or a portion of their unvested stock options, full vesting of their restricted shares and pro rata vesting of their performance shares and performance units. In addition, Mr. Miller would have been entitled to partial vesting of his RSUs. Under this scenario, Messrs. Barrette, Foy, Miller, Tolman and Waters would have been entitled to receive $11,485,730, $3,845,155, $3,245,703, $4,135,158 and $3,227,036, respectively.

       None of the stock options held by our Named Executive Officers were in-the-money at December 31, 2008. Performance shares and restricted shares were valued at the December 31, 2008 common share closing price ($267.11 for White Mountains and $10.44 for OneBeacon). Performance units were valued at actual value as of December 31, 2008. The WTM performance shares would vest at 100% of target pro-rated for time. The OneBeacon performance shares would vest pro-rated for time and OneBeacon's actual performance through the end of 2008 (but at not less than 50%). One-third of the OneBeacon RSUs would vest. The OneBeacon performance units would vest at 100% of target. The Esurance performance units would vest at 100% of target pro-rated for time. The White Mountains Re performance units would vest pro-rated for time and White Mountains Re's actual performance through the end of 2008.

Change in Control

       Had both a change in control of the Company (or a business unit, as applicable) and an involuntary termination, constructive termination or materially adverse amendments to our long-term incentive plans occurred on December 31, 2008, our Named Executive Officers would have been entitled to all or a portion of their unvested stock options, full vesting of their restricted shares and full or pro rata vesting of their performance shares and performance units at up to 200% of target (and at not less than target). Under this scenario, Messrs. Barrette, Foy, Miller, Tolman and Waters would have been entitled to receive up to $11,485,730, $11,518,887, $5,908,553, $6,671,577 and $6,026,055, respectively.

       None of the stock options held by our Named Executive Officers were in-the-money at December 31, 2008. Performance shares and restricted shares were valued at the December 31, 2008 common share closing price ($267.11 for White Mountains and $10.44 for OneBeacon). Performance units were valued at actual value as of December 31, 2008 except for White Mountains Re performance units that were valued as of September 30, 2008. The WTM performance shares would vest at 200% of target. The OneBeacon performance shares would vest at 100% of target. All OneBeacon RSUs would vest. The OneBeacon performance units would vest at 200% of target. The Esurance performance units would vest at 100% of target. The White Mountains Re performance units would vest at 100% of target.

       Our long-term incentive plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Director Compensation

       The following table summarizes director compensation for 2008 (for directors other than Named Executive Officers):

Director	Fees Paid (a) ($)	Stock Awards (b) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (c) ($)	Total ($)

Bruce R. Berkowitz	175,000	48,400	-	-	-	-	223,400

Yves Brouillette	120,000	48,400	-	-	-	-	168,400

Howard L. Clark, Jr.	153,000	48,400	-	-	-	-	201,400

Robert P. Cochran	165,000	48,400	-	-	-	-	213,400

Morgan W. Davis	116,000	48,400	-	-	-	127,000	291,400

A. Michael Frinquelli	189,000	48,400	-	-	-	-	237,400

George J. Gillespie, III	120,000	48,400	-	-	-	-	168,400

John D. Gillespie (d)	116,000	48,400	-	-	-	-	164,400

Edith E. Holiday	155,000	48,400	-	-	-	-	203,400

Lowndes A. Smith	270,000	48,400	-	-	-	310,300	628,700

(a)
Named Executive Officers do not receive any additional compensation for their role as a director. Each director is provided a $100,000 annual cash retainer. Additional cash retainers in the following amounts are provided to those directors serving in the following roles: Chairman of the Audit Committee ($100,000), Chairman of any other Board committee ($25,000) and members of the Audit Committee ($15,000). Retainers relate to the twelve-month period from May 2008 through April 2009, inclusive, and are typically pro-rated for partial year service. Each director received Board and Board committee meeting fees of $4,000 per meeting when such meetings were attended in person and $2,000 per meeting when such meetings were attended by telephone.

(b)
On May 29, 2008, all non-management directors received an annual grant of 100 common shares valued at $484.00 per share, the closing price on such date.

(c)
All other compensation shown for Mr. Davis includes $87,000 in director compensation paid to him as a director of OneBeacon and $40,000 in director compensation paid to him as a director of Esurance. Amount shown for Mr. Smith represents $278,500 in director compensation paid to him in cash and OneBeacon shares as Chairman of OneBeacon and $31,800 in director compensation paid to him as a director of Symetra Financial Corporation.

(d)
Pursuant to a consulting agreement, Prospector was granted 8,400 performance shares for the 2006-2008 performance cycle, of which none were earned, 8,000 performance shares for the 2007-2009 performance cycle and 9,600 performance shares for the 2008-2010 performance cycle. Amounts related to Prospector's performance shares have not been included in this table. See "Transactions with Related Persons, Promoters and Certain Control Persons."

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

Prospector

       Mr. John Gillespie is the founder and Managing Member of Prospector. Prospector serves as a discretionary adviser with respect to specified assets, primarily equity securities, managed by WM Advisors on behalf of White Mountains and other clients of WM Advisors, including the defined benefit and defined contribution plans of OneBeacon. Pursuant to an investment management agreement with WM Advisors (the "WMA Agreement"), Prospector charged WM Advisors fees based on the following schedule: 100 basis points on the first $200 million of assets under management; 50 basis points on the next $200 million; and 25 basis points on amounts over $400 million. At December 31, 2008, Prospector managed a total of approximately $0.4 billion of assets for WM Advisors under this arrangement. Of this total, $181 million were assets of White Mountains and $202 million related to third party accounts managed by WM Advisors. The third party accounts are each separately subject to the above fee schedule.

       Effective November 14, 2006, OneBeacon entered into a separate investment management agreement with Prospector pursuant to which Prospector supervises and directs specified assets, primarily equity securities. Pursuant to this investment management agreement (the "OneBeacon Agreement"), Prospector charged OneBeacon fees based on the following schedule: 100 basis points on the first $200 million; 50 basis points on the next $200 million; and 25 basis points on amounts over $400 million. At December 31, 2008, Prospector managed approximately $0.7 billion of assets for OneBeacon under this arrangement. This amount includes $196 million related to the OneBeacon ERISA accounts pursuant to the WM Advisors arrangement described above.

       During 2008, Prospector earned $5.2 million in fees pursuant to the WMA Agreement and $5.3 million in fees pursuant to the OneBeacon Agreement, which includes $1.1 million in fees related to the ERISA accounts.

       Prospector also advises White Mountains on matters including capital management, asset allocation, private equity investments and mergers and acquisitions. Pursuant to a Consulting Agreement for those services, Prospector was granted 10,800 performance shares for the 2009-2011 performance cycle, 9,600 performance shares for the 2008-2010 performance cycle and 8,000 performance shares for the 2007-2009 performance cycle. In accordance with the terms of the WTM Incentive Plan, performance against target governing the performance shares will be confirmed by the Compensation Committee of the Board following the end of each performance cycle and the number of performance shares actually awarded at that time will range from 0% to 200% of the target number granted. Based on the Company's performance, Prospector received no payment with respect to 8,400 performance shares that had been granted for the 2006-2008 performance cycle as the payout was 0%. Unless and until the Consulting Agreement has been terminated, and subject to the approval of the Compensation Committee, at the beginning of each performance cycle Prospector is to be granted performance shares with a value of approximately $4.5 million. The Compensation Committee establishes the performance target for such performance shares.

       Pursuant to a revenue sharing agreement, Prospector has agreed to pay White Mountains 6% of the revenues in excess of $500,000 of certain of Prospector's funds in return for White Mountains having made a founding investment in 1997. White Mountains earned $0.2 million during 2008 under this arrangement.

       At December 31, 2008, White Mountains had $127.1 million invested in limited partnership investment interests managed by Prospector. (This total includes $38.9 million of OneBeacon assets.) In addition, Messrs. Barrette, Davis, George Gillespie, John Gillespie, and Waters, each a director of the Company, and Reid T. Campbell, an executive officer of the Company, owned limited partnership investment interests managed by Prospector as of such date.

Other relationships and transactions

       Mr. Clark, a director of the Company, has been Vice Chairman of Barclays Capital since 2008 and was previously Vice Chairman of Lehman. Lehman has, from time to time, provided various services to White Mountains including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services. Barclays acquired Lehman's brokerage business in 2008.

       Mr. George Gillespie, a director of the Company, serves as Special Counsel to CS&M. CS&M has been retained by White Mountains from time to time to perform legal services.

       Mr. John Gillespie, a director of the Company, indirectly through general and limited partnership interests holds a 33% interest in Dowling & Partners Connecticut Fund III, LP ("Fund III"). Two of the Company's indirect subsidiaries, OneBeacon Professional Partners ("OBPP") and Folksamerica Specialty Underwriting, Inc. ("FSUI"), had previously borrowed approximately $8 million and $7 million, respectively, from Fund III in connection with an incentive program sponsored by the State of Connecticut known as the Connecticut Insurance Reinvestment Act (the "CIR Act"). The CIR Act provides for Connecticut income tax credits to be granted for qualifying investments made by approved fund managers. Both loans were repaid in full during 2006. The loans were qualifying investments which generated tax credits to be shared equally between Fund III on the one hand and OBPP and FSUI on the other. As a result of his interest in Fund III, during 2008, Mr. Gillespie generated approximately $0.2 million in such tax credits.

       WM Capital currently sub-leases a building partially owned by Mr. John Gillespie and trusts for the benefit of members of his family (the "Gillespie Trusts"). For 2008, the rental payments attributable to Mr. Gillespie's ownership in the building totaled approximately $7,000 and the rental payments attributable to the Gillespie Trusts' ownership in the building totaled approximately $59,000.

Review, Approval or Ratification of Transactions with Related Persons

       The Company's Audit Committee Charter states that the Audit Committee shall approve any related or affiliated person transactions and review disclosures thereof. In determining whether to approve or reject a related person transaction, the Audit Committee takes into account, among other factors its deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related persons' economic interest in the transaction. For purposes of Audit Committee approval, a related person transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

       During 2008, the Audit Committee approved all Transactions with Related Persons occurring since the beginning of the Company's calendar year.

EQUITY COMPENSATION PLAN INFORMATION

       The following table provides information as of December 31, 2008 with respect to the common shares that may be issued under White Mountains' existing incentive compensation plans. Performance shares awarded under the WTM Incentive Plan are typically paid in cash, though they may be paid in the Company's common shares at the election of the Board or a Committee of the Board. For that reason, these plans are listed in the Equity Compensation Plan Table below. Grants of phantom performance shares made under subsidiary incentive plans (which are payable in cash) and grants made under the OneBeacon Incentive Plan (which are payable in OneBeacon common shares) are excluded from this table.

	(1)	(2)	(3)
Plan category	Number of securities that may be issued upon exercise or vesting of outstanding options, warrants and rights at target	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))

Equity compensation plans approved by security holders - WTM Incentive Plan:			776,200 (b	)
Performance shares	150,501	$0
Incentive Options (a)	6,000	177.76

(a)
The Incentive Options were granted in 2000 at an exercise price equal to the underlying market price of common shares on the date of grant. The exercise price escalates on a straight-line basis by 6% per annum over their ten-year life. The weighted average price shown above represents the effective exercise price per Incentive Option at December 31, 2008.

(b)
Under NYSE rules, common shares remain available for issuance when the Company pays cash or establishes deferred compensation balances in the settlement of its performance share obligations (which is typically the case) rather than issuing common shares. However, the Compensation Committee has taken a more conservative approach by counting the number of performance shares granted at "target" against the WTM Incentive Plan inventory. Under the Company's approach, as of March 31, 2009, 125,486 common shares remained available for grant at target under the WTM Incentive Plan, which could result in up to 250,972 common shares being issued.

AUDIT COMMITTEE REPORT

       In connection with the audit of the Company's financial statements for the year ended December 31, 2008, the Audit Committee has: (1) reviewed and discussed with management and PwC the Company's audited financial statements for the year ended December 31, 2008, management's assessment of the effectiveness of the Company's internal control over financial reporting and PwC's audit of the Company's internal control over financial reporting; (2) reviewed and discussed with PwC the matters required by Statement of Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board rules and discussed with PwC their independence.

       Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PwC for services performed in 2008 and 2007 (as presented herein) are compatible with maintaining their independence. Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to the Members at the 2009 Annual Meeting.

       Management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting. The Company's independent registered public accounting firm, PwC, is responsible for expressing its opinion on the conformity of the Company's audited financial statements with Generally Accepted Accounting Principles ("GAAP"). In addition, PwC is responsible for expressing its opinion on the effectiveness of the Company's internal control over financial reporting. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PwC. In giving its recommendation to the Board, the Audit Committee has relied on (1) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PwC with respect to such financial statements.

       The Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.whitemountains.com.

Lowndes A. Smith, Chairman Bruce R. Berkowitz A. Michael Frinquelli Edith E. Holiday	April 6, 2009

PRINCIPAL ACCOUNTANT FEES AND SERVICES

       The Audit Committee, pursuant to its policy, pre-approves the scope and fees for all services performed by PwC. Annually, the Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of the Company's financials. All other audit, audit-related and non audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Committee, provided that any such services are authorized by the Company's General Auditor or his/her designee and that the General Auditor makes a full report of all services pre-approved per the policy at the next regularly scheduled Committee meeting.

       It is the intent of the policy to assure that PwC's performance of audit, audit-related and non audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services; fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit. All services performed by PwC during 2008 and 2007 were pre-approved in accordance with the policy described above.

       The services performed by PwC in 2008 and 2007 are described below. PwC does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation. From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

       The following table sets forth the approximate aggregate fees billed by PwC for professional services provided in 2008 and 2007:

	2008(e)	2007(e)
Audit Fees (a)	$5,227,478	$4,949,873
Audit-Related Fees (b)	469,721	992,405
Tax Fees (c)	1,373,899	1,464,773
All Other Fees (d)	35,846	118,725
(a)
The fees in this category were for professional services rendered in connection with (1) the audits of the Company's annual financial statements, including the Company's internal control over financial reporting, included in the Company's Annual Report on Form 10-K, (2) the review of the Company's quarterly financial statements included in its Quarterly Reports on Form 10-Q, (3) audits of the Company's subsidiaries that are required by statute or regulation, and (4) services that generally only the Company's independent registered public accounting firm reasonably can provide, such as consents.

(b)
The fees in this category were for professional services rendered in connection with (1) accounting and reporting consultations, (2) internal control reviews, (3) employee benefit plan audits, (4) financial statement audits, comfort letters and services related to certain transactions (primarily the exchange agreement with Berkshire Hathaway Inc. and the acquisition of Answer Financial, Inc. in 2008, and the White Mountains Re Group, Ltd. Preference Share and Senior Note offerings in 2007), (5) agreed upon procedures and (6) other regulatory requirements.

(c)
The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(d)
The fees in this category were for (1) advisory services in connection with new international regulatory requirements (2) advisory services in connection with the establishment of international operations (3) access to PwC's proprietary technical research and tax filing software and (4) participation in an annual survey conducted by PwC.

(e)
The fees reported include expense reimbursements of $325,135 and $379,536 in 2008 and 2007, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of common shares, the executive officers, directors and greater than 10% Members are believed to have filed all reports required under Section 16(a) of the Exchange Act on a timely basis during 2008.

PROPOSAL 2

ELECTION OF DIRECTORS OF
WMRE SIRIUS

       Bye-law 77 of the Company provides that the Board of Directors of any wholly-owned operating subsidiary of the Company incorporated under the laws of Bermuda or any other company designated by the Board, such as WMRe Sirius, be elected by the Company's Members.

       Proposal 2 calls for the election of Messrs. Brian E. Kensil (age 51, Chief Financial Officer, White Mountains Re Ltd.), Jan A.M. Silverudd (age 43, by appointment of WMRe Sirius's employee union), Göran A. Thorstensson (age 62, President and CEO of WMRe Sirius) and Waters to the Board of Directors of WMRe Sirius. Proposal 2 also calls for the election of Mr. Eivor A. Peterson (age 54, by appointment of WMRe Sirius's employee union) to the Board of Directors of WMRe Sirius as Mr. Silverudd's alternate, should Mr. Silverudd be unable to serve for any reason.

       None of the director nominees will receive any compensation for their services as a director of WMRe Sirius.

       The Board recommends a vote FOR Proposal 2 which calls for the election of the director nominees of WMRe Sirius.

PROPOSAL 3

ELECTION OF DIRECTORS OF
SCANDINAVIAN REINSURANCE COMPANY LTD.

       Bye-law 77 of the Company provides that the Board of Directors of any wholly-owned operating subsidiary of the Company incorporated under the laws of Bermuda, such as Scandinavian Re, or any other company designated by the Board, be elected by the Company's Members.

       Proposal 3 calls for the election of Messrs. Warren J. Trace (age 52, Executive Vice President, White Mountains Re Bermuda Ltd., a wholly-owned subsidiary of the Company), and Waters, and Ms. Christine H. Repasy (age 52, Managing Director and General Counsel, White Mountains Re Services) to the Board of Directors of Scandinavian Re.

       None of the director nominees will receive any compensation for their services as a director of Scandinavian Re.

       The Board recommends a vote FOR Proposal 3 which calls for the election of the director nominees of Scandinavian Re.

PROPOSAL 4

ELECTION OF DIRECTORS OF
WMRE BDA

       Bye-law 77 of the Company provides that the Board of Directors of any wholly-owned operating subsidiary of the Company incorporated under the laws of Bermuda, such as WMRe BDA or any other company designated by the Board, be elected by the Company's Members.

       Proposal 4 calls for the election of Messrs. Jeffrey W. Davis (age 44, Chief Actuary, White Mountains Insurance Group and WMRe), Kensil, Trace, and Waters, and Ms. Repasy to the Board of Directors of WMRe BDA.

       None of the director nominees will receive any compensation for their services as a director of WMRe BDA.

       The Board recommends a vote FOR Proposal 4 which calls for the election of the director nominees of WMRe BDA.

PROPOSAL 5

ELECTION OF DIRECTORS OF
WM LIFE RE

       Bye-law 77 of the Company provides that the Boards of Directors of any wholly-owned operating subsidiary of the Company which is incorporated under the laws of Bermuda, such as WM Life Re, or any other company designated by the Board, be elected by the Company's Members. WM Life Re was formed to pursue opportunities in life reinsurance.

       Proposal 5 calls for the election of Messrs. Barrette, Henry K. Cheng (age 31, President of WM Life Re, and Foy (age 42, Chair), and Ms. Jennifer Pitts (age 43, Corporate Secretary for White Mountains Insurance Group) to the Board of Directors of WM Life Re.

       None of the director nominees will receive any compensation for their services as a director of WM Life Re.

       The Board recommends a vote FOR Proposal 5 which calls for the election of the director nominees of WM Life Re.

PROPOSAL 6

ELECTION OF DIRECTORS OF
GALILEO WEATHER RISK MANAGEMENT

       Bye-law 77 of the Company provides that the Boards of Directors of any wholly-owned operating subsidiary of the Company which is incorporated under the laws of Bermuda, such as Galileo, or any other company designated by the Board, be elected by the Company's Members. Galileo was formed to pursue opportunities in weather risk management.

       Proposal 6 calls for the election of Messrs. Scott W. Edwards (age 40, CFO of Galileo Weather Risk Management Advisors LLC), Foy (Chair) and Martin R. Malinow (age 45, CEO of Galileo Weather Risk Management Advisors LLC), and Ms. Pitts, to the Board of Directors of Galileo.

       None of the director nominees will receive any compensation for their services as a director of Galileo.

       The Board recommends a vote FOR Proposal 6 which calls for the election of the director nominees of Galileo.

PROPOSAL 7

ELECTION OF DIRECTORS OF
ANY NEW NON-UNITED STATES OPERATING SUBSIDIARIES

       Bye-law 77 of the Company provides that the Boards of Directors of any wholly-owned operating subsidiary of the Company which is incorporated under the laws of Bermuda, or any other company designated by the Board, be elected by the Company's Members.

       Proposal 7 calls for the election of Messrs. Barrette, Foy, and Trace and Ms. Pitts to the Boards of Directors of any wholly-owned, non-United States operating subsidiary that may be formed by the Company in the future.

       None of the nominees will receive any compensation for their services as a director of any such company.

       The Board recommends a vote FOR Proposal 7 which calls for the election of the director nominees of any new non-United States operating subsidiaries.

PROPOSAL 8

APPROVAL OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       Subject to Member approval, the Audit Committee of the Board has appointed PwC as the Company's independent registered public accounting firm for 2009. Further, Members are being asked to authorize the Audit Committee to negotiate and fix the remuneration to be paid to PwC in connection with its service. Representatives from PwC will attend the 2009 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

       PwC has served as the Company's independent registered public accounting firm for the past 9 years.

       The Board recommends a vote FOR Proposal 8 approving the appointment of PwC as the Company's Independent Registered Public Accounting Firm for 2009.

 OTHER MATTERS

Manner of Voting Proxies

       Common shares represented by all valid proxies received will be voted in the manner specified in the proxies. Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted FOR each of the proposals named earlier in this Proxy Statement.

       In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

       Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 2009 Annual Meeting.

Votes Required for Approval

       With respect to the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be deemed elected. The other proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2009 Annual General Meeting, in person or by proxy, provided a quorum is present.

Inspectors of Election

       Computershare Trust Company, N.A., P.O. Box 43023, Providence, Rhode Island 02940-3023, has been appointed as Inspectors of Election for the 2009 Annual Meeting. Representatives of Computershare will attend the 2009 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

       The solicitation of proxies will be made primarily by mail; however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, internet or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Members Sharing an Address

       The Company may have delivered only one copy of this document to two or more Members who share an address. Those Members who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Corporate Secretary at the address presented under "Available Information" below.

Available Information

       The Company is subject to the informational reporting requirements of the Exchange Act. In accordance therewith, the Company files reports, proxy statements and other information with the SEC. The Company will provide to any Member, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed by the Company with the SEC as well as the Charter of any of the Company's various committees of the Board. Written or telephone requests should be directed to the Corporate Secretary, White Mountains Insurance Group, Ltd., The Bank of Butterfield Building, 42 Reid Street, Hamilton HM 12, Bermuda, telephone number (441) 278-3160. Additionally, all such documents are physically available at the Company's registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and are available at www.whitemountains.com shortly after such material is electronically filed with or furnished to the SEC.

Proxy Material Access

       Proxy materials for the 2009 Annual General Meeting, including the Chairman's Letter, Notice of 2009 Annual General Meeting of Members and Proxy Statement, 2008 Management Report, and Form 10-K are available online for viewing and downloading at: www.edocumentview.com/wtm

Offices of the Company

       The Company's headquarters is located at The Bank of Butterfield Building, 42 Reid Street, Hamilton HM 12, Bermuda, its principal executive office is located at 80 South Main Street, Hanover, New Hampshire 03755 and its registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Proposals by Members for the 2010 Annual Meeting of Members

       Member proposals (other than proposals nominating director candidates for which the procedures for are outlined on page 9) must be received in writing by the Secretary of the Company no later than Tuesday, December 1, 2009 and must comply with the requirements of the SEC in order to be considered for inclusion in the Company's proxy statement relating to the Annual Meeting to be held in 2010.

By Order of the Board of Directors,

Jennifer L. Pitts, Corporate Secretary
April 6, 2009

001CD40001 NNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 XXXXXXXXXXXXXX MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 NNNNNNNNN 123456 C0123456789 12345 You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED ABOVE IN THE TITLE BAR. Proxies received by the internet or telephone must be received by 5:00pm EST on June 3, 2009. Electronic Voting Instructions Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/WTM • Follow the steps outlined on the secured website. PLEASE REFER BELOW FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. 1 U P X + Annual Meeting Proxy Card + 0118FC Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual General Meeting of Members to be Held on June 4, 2009 The undersigned hereby appoints Raymond Barrette and Robert P. Cochran, and each of them, proxies with full power of substitution, to vote all Common Shares of the undersigned at the 2009 Annual General Meeting of Members to be held Thursday, June 4, 2009, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse of this card. If no directions are given, the proxies will be voted FOR the Election of the Company's Directors, FOR the Election of Directors of Sirius International Insurance Corporation, FOR the Election of Directors of Scandinavian Reinsurance Company Ltd., FOR the Election of Directors of White Mountains Re Bermuda Ltd., FOR the Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd., FOR the Election of Directors of Galileo Weather Risk Management Ltd., FOR the Election of Directors of any new non-United States operating subsidiary, FOR the Appointment of the Company’s Independent Registered Public Accounting Firm, and at their discretion on any other matter that may properly come before the meeting. Your vote is important! Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope or otherwise to White Mountains Insurance Group, Ltd., c/o Computershare, P.O. Box 43126, Providence, RI 02940-5138. Non-Voting Items A Change of Address — Please print new address below. A

Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD.

B Issues

	For	Withhold
01 - Howard L. Clark, Jr.	☐	☐
02 - Robert P. Cochran	☐	☐
03 - A. Michael Frinquelli	☐	☐
04 - Allan L. Waters	☐	☐

2. Election of Directors of Sirius International Insurance Corporation.

	For	Withhold
01 - Brian E. Kensil	☐	☐
02 - Jan A.M. Silverudd	☐	☐
03 - Göran Thorstensson	☐	☐
04 - Allan L. Waters	☐	☐

3. Election of Directors of Scandinavian Reinsurance Company Ltd.

	For	Withhold
01 - Christine H. Repasy	☐	☐
02 - Warren J. Trace	☐	☐
03 - Allan L. Waters	☐	☐

	For	Withhold
01 - Jeffrey W. Davis	☐	☐
02 - Brian E. Kensil	☐	☐
03 - Christine H. Repasy	☐	☐
04 - Warren J. Trace	☐	☐
05 - Allan L. Waters	☐	☐

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - Henry K. Cheng	☐	☐
03 - David T. Foy	☐	☐
04 - Jennifer L. Pitts	☐	☐

	For	Withhold
01 - Scott W. Edwards	☐	☐
02 - David T. Foy	☐	☐
03 - Martin R. Malinow	☐	☐
04 - Jennifer L. Pitts	☐	☐

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - David T. Foy	☐	☐
03 - Jennifer L. Pitts	☐	☐
04 - Warren J. Trace	☐	☐

	For	Against	Abstain
8. Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

C 1234567890 J N T

1 U P X 0 2 1 4 0 1 1

0118FC

03 - Allan L. Waters 02 - Warren J. Trace 01 - Christine H. Repasy For Withhold 3. Election of Directors of Scandinavian Reinsurance Company Ltd. NNNNNNN 0 2 1 4 0 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD. . + 0118FC Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. C Issues B For Withhold 02 - Robert P. Cochran 01 - Howard L. Clark, Jr. 03 - A. Michael Frinquelli 04 - Allan L. Waters 04 - Jennifer L. Pitts 01 - Raymond Barrette 02 - Jan A.M. Silverudd 01 - Brian E. Kensil 04 - Allan L. Waters 03 - Göran Thorstensson 03 - Christine H. Repasy 02 - Brian E. Kensil 01 - Jeffrey W. Davis 04 - Warren J. Trace For Withhold For Withhold For Withhold For Withhold For Against Abstain 6. Election of Directors of Galileo Weather Risk Management Ltd. 8. Appointment of Independent Registered Public Accounting Firm. 7. Election of Directors of any new non-United States operating subsidiary. 1. Election of Class III Directors to a term ending in 2012. 2. Election of Directors of Sirius International Insurance Corporation. 4. Election of Directors of White Mountains Re Bermuda Ltd. 5. Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. 02 - Henry K. Cheng 03 - David T. Foy 04 - Warren J. Trace 01 - Raymond Barrette 02 - David T. Foy 03 - Jennifer L. Pitts For Withhold 04 - Jennifer L. Pitts 01 - Scott W. Edwards 02 - David T. Foy 03 - Martin R. Malinow Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. 1 U P X + 05 - Allan L. Waters

001CD40001 NNNNNNNNNNNN NNNNNNNNN 123456 C0123456789 12345 1 U P X + Annual Meeting Proxy Card + . 0118GC Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual General Meeting of Members to be Held on June 4, 2009 The undersigned hereby appoints Raymond Barrette and Robert P. Cochran, and each of them, proxies with full power of substitution, to vote all Common Shares of the undersigned at the 2009 Annual General Meeting of Members to be held Thursday, June 4, 2009, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse of this card. If no directions are given, the proxies will be voted FOR the Election of the Company's Directors, FOR the Election of Directors of Sirius International Insurance Corporation, FOR the Election of Directors of Scandinavian Reinsurance Company Ltd., FOR the Election of Directors of White Mountains Re Bermuda Ltd., FOR the Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd., FOR the Election of Directors of Galileo Weather Risk Management Ltd., FOR the Election of Directors of any new non-United States operating subsidiary, FOR the Appointment of the Company’s Independent Registered Public Accounting Firm, and at their discretion on any other matter that may properly come before the meeting. Your vote is important! Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope or otherwise to White Mountains Insurance Group, Ltd., c/o Computershare, P.O. Box 43126, Providence, RI 02940-5138.

Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD.

A Issues

	For	Withhold
01 - Howard L. Clark, Jr.	☐	☐
02 - Robert P. Cochran	☐	☐
03 - A. Michael Frinquelli	☐	☐
04 - Allan L. Waters	☐	☐

2. Election of Directors of Sirius International Insurance Corporation.

	For	Withhold
01 - Brian E. Kensil	☐	☐
02 - Jan A.M. Silverudd	☐	☐
03 - Göran Thorstensson	☐	☐
04 - Allan L. Waters	☐	☐

3. Election of Directors of Scandinavian Reinsurance Company Ltd.

	For	Withhold
01 - Christine H. Repasy	☐	☐
02 - Warren J. Trace	☐	☐
03 - Allan L. Waters	☐	☐

	For	Withhold
01 - Jeffrey W. Davis	☐	☐
02 - Brian E. Kensil	☐	☐
03 - Christine H. Repasy	☐	☐
04 - Warren J. Trace	☐	☐
05 - Allan L. Waters	☐	☐

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - Henry K. Cheng	☐	☐
03 - David T. Foy	☐	☐
04 - Jennifer L. Pitts	☐	☐

	For	Withhold
01 - Scott W. Edwards	☐	☐
02 - David T. Foy	☐	☐
03 - Martin R. Malinow	☐	☐
04 - Jennifer L. Pitts	☐	☐

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - David T. Foy	☐	☐
03 - Jennifer L. Pitts	☐	☐
04 - Warren J. Trace	☐	☐

	For	Against	Abstain
8. Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

1 U P X 0 2 1 4 0 1 2

0118GC

0 2 1 4 0 1 2 Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD. . + 0118GC Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. B Issues A Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. 1 U P X + 03 - Allan L. Waters 02 - Warren J. Trace 01 - Christine H. Repasy For Withhold 3. Election of Directors of Scandinavian Reinsurance Company Ltd. For Withhold 02 - Robert P. Cochran 01 - Howard L. Clark, Jr. 03 - A. Michael Frinquelli 04 - Allan L. Waters 04 - Jennifer L. Pitts 01 - Raymond Barrette 02 - Jan A.M. Silverudd 01 - Brian E. Kensil 04 - Allan L. Waters 03 - Göran Thorstensson 03 - Christine H. Repasy 02 - Brian E. Kensil 01 - Jeffrey W. Davis 04 - Warren J. Trace For Withhold For Withhold For Withhold For Withhold For Against Abstain 6. Election of Directors of Galileo Weather Risk Management Ltd. 8. Appointment of Independent Registered Public Accounting Firm. 7. Election of Directors of any new non-United States operating subsidiary. 1. Election of Class III Directors to a term ending in 2012. 2. Election of Directors of Sirius International Insurance Corporation. 4. Election of Directors of White Mountains Re Bermuda Ltd. 5. Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. 02 - Henry K. Cheng 03 - David T. Foy 04 - Warren J. Trace 01 - Raymond Barrette 02 - David T. Foy 03 - Jennifer L. Pitts For Withhold 04 - Jennifer L. Pitts 01 - Scott W. Edwards 02 - David T. Foy 03 - Martin R. Malinow 05 - Allan L. Waters